[LINCOLN BANCORP 1998 ANNUAL REPORT COVER]

Message to Shareholders.....................................................   2

Selected Consolidated Financial Data........................................   3

Management's Discussion and Analysis........................................   4

Report of Independent Auditor...............................................  21

Consolidated Balance Sheet..................................................  22

Consolidated Statement of Income............................................  23

Consolidated Statement of Comprehensive Income..............................  24

Consolidated Statement of Shareholders' Equity..............................  24

Consolidated Statement of Cash Flows........................................  25

Notes to Consolidated Financial Statements..................................  26

Directors and Officers......................................................  39

Shareholder Information.....................................................  40

Officers and Branch Locations of Lincoln Federal Savings Bank...............  41




         Lincoln Bancorp (the "Holding Company" and together with the Bank, as defined below, the "Company") is an Indiana corporation organized in September, 1998 to become a savings and loan holding company upon its acquisition of all the issued and outstanding capital stock of Lincoln Federal Savings Bank ("Lincoln Federal" or the "Bank") in connection with the Bank's conversion from mutual to stock form. The Holding Company became the Bank's holding company on December 30, 1998. The principal asset of the Holding Company currently consists of 100% of the issued and outstanding shares of capital stock, $.01 par value per share, of the Bank. Lincoln Federal was originally organized in 1884 as Ladoga Federal Savings and Loan Association, located in Ladoga, Indiana. In 1979 Ladoga Federal merged with Plainfield First Federal Savings and Loan Association, a federal savings and loan association located in Plainfield, Indiana which was originally organized in 1896. Following the merger, the Bank changed its name to Lincoln Federal Savings and Loan Association and, in 1984, adopted its current name, Lincoln Federal Savings Bank. At December 31, 1998, Lincoln Federal conducted its business from four full-service offices located in Hendricks, Montgomery and Clinton Counties, Indiana, with its main office located in Plainfield. Lincoln Federal opened its newest offices in Avon, Indiana in January, 1999 and in Mooresville, Indiana in April, 1999. The Bank's principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate. Lincoln Federal's deposit accounts are insured up to applicable limits by the SAIF of the FDIC.

         Lincoln Federal offers a number of financial services, including: (i) one- to four-family residential real estate loans; (ii) commercial real estate loans; (iii) real estate construction loans; (iv) land loans; (v) multi-family residential loans; (vi) consumer loans, including home equity loans and automobile loans; (vii) commercial loans; (viii) money market demand accounts ("MMDAs"); (ix) savings accounts; (x) checking accounts; (xi) NOW accounts; and
(xii) certificates of deposit.

TO OUR SHAREHOLDERS AND FRIENDS:

The directors and staff of Lincoln Bancorp and its wholly owned subsidiary, Lincoln Federal Savings Bank, are very proud to present this first annual report to our shareholders. We also want to express gratitude for the great support to our initial public offering of 7,009,250 shares of Lincoln Bancorp stock on December 30, 1998, which included 200,000 shares issued to the Lincoln Federal Charitable Foundation. Our common stock is listed for quotation on the Nasdaq National Market System under the symbol "LNCB."

As you examine our financial results for 1998, you will note that our balance sheet restructuring and the contribution to the Lincoln Federal Charitable Foundation had a considerable effect on our net income. We believe the issues addressed during 1998 will greatly enhance our flexibility and future earnings growth.

I want to take this opportunity to recognize the countless hours and effort put forth by our entire staff in converting Lincoln Federal from a mutual institution to a publicly traded company, while at the same time, maintaining a high level of service to our customers. The Employee Stock Ownership Plan was established to reward the valuable contribution of our staff.

Technology continues to be an important focus for Lincoln Federal. A new software package was acquired to enhance, expedite and simplify our lending process. A database marketing system was installed that we intend to use to develop targeted strategies to successfully market products and services to our customers. Also, our phone banking system will offer customers the opportunity to inquire about their accounts and even make certain transactions over the phone, 24 hours a day, 7 days a week. As the new century draws near, we will continue to verify our systems and processes to insure a seamless transition. Integrated tests on equipment and transaction processing have been performed and we feel very confident in our preparedness.

We are very attentive to the constantly changing landscape and challenges in the financial services arena. For more than 115 years, Lincoln Federal has believed in providing financial services, quality banking and a sense of community in the markets we serve. Our commitment is to continue that tradition. Thank you for your continued support and confidence.



/s/ T. Tim Unger
T. Tim Unger
President and CEO

         The following selected consolidated financial data of the Company is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Shareholder Annual Report.

                                                                                 At December 31,
                                                          -------------------------------------------------------------
                                                            1998         1997         1996         1995          1994
                                                          --------      ---------    --------     --------    ---------
                                                                                 (In thousands)
Summary of Financial Condition Data:
Total assets............................................  $366,448      $321,391     $345,552     $319,777     $309,010
Cash and interest bearing deposits in other banks (1)...    22,907        18,958       10,394        8,882       21,488
Investment securities available for sale................   129,276        29,399          118          116          114
Investment securities held to maturity..................     1,250         9,635       15,185       11,600       12,748
Mortgage loans held for sale............................       ---           ---       24,200       15,534       16,141
Loans...................................................   197,433       249,996      282,813      270,933      245,160
Allowance for loan losses...............................    (1,512)       (1,361)      (1,241)      (1,121)      (1,047)
Net loans...............................................   195,921       248,635      281,572      269,812      244,113
Investment in limited partnerships......................     2,387         2,706        3,187        3,583        5,019
Deposits................................................   212,010       203,852      210,823      196,117      185,219
Borrowings..............................................    35,466        72,827       94,412       85,604       90,294
Shareholders' equity....................................   106,108        41,978       37,919       34,930       31,546

                                                                             Year Ended December 31,
                                                          -------------------------------------------------------------
                                                            1998         1997         1996         1995          1994
                                                          --------      ---------    --------     --------    ---------
                                                                                 (In thousands)
Summary of Operating Data:
Total interest income...................................$   22,999     $  25,297    $  24,453    $  22,065    $  18,309
Total interest expense..................................    13,827        15,652       15,119       14,486        9,418
                                                        ----------     ---------    ---------    ---------    ---------
   Net interest income..................................     9,127         9,645        9,334        7,579        8,891
Provision for loan losses...............................       173           298          120          100           (1)
                                                        ----------     ---------    ---------    ---------    ---------
   Net interest income after provision for loan losses .     8,999         9,347        9,214        7,479        8,892
                                                        ----------     ---------    ---------    ---------    ---------
Other income (losses):
   Net realized-and unrealized-gain (loss)
     on loans held for sale.............................       (61)          299         (160)       1,463       (1,380)
   Net realized- and unrealized-gains on securities
     available for sale.................................       113           118          ---          ---          ---
   Equity in losses of limited partnerships.............      (514)         (681)        (596)      (1,595)        (663)
   Other................................................       833           674          503          473          529
                                                        ----------     ---------    ---------    ---------    ---------
     Total other income (loss)..........................       371           410         (253)         341       (1,514)
                                                        ----------     ---------    ---------    ---------    ---------
Other expenses:
   Salaries and employee benefits.......................     2,724         2,247        1,719        1,529        1,360
   Net occupancy expenses...............................       249           272          236          272          287
   Equipment expenses...................................       626           526          361          176          174
   Deposit insurance expense............................       188           194        1,725          438          408
   Data processing expense..............................       658           581          313          228          201
   Professional fees....................................       201           238           69           48           41
   Director and committe fees...........................       319           227          110          102           73
   Mortgage servicing rights amortization...............       280            67           12            9           54
   Charitable contributions.............................     2,023            32           18           37            2
   Other................................................       842           701          540          405          300
                                                        ----------     ---------    ---------    ---------    ---------
     Total  other expenses..............................     8,110         5,085        5,103        3,244        2,900
                                                        ----------     ---------    ---------    ---------    ---------
   Income before income taxes and extraordinary item....     1,260         4,672        3,858        4,576        4,478
   Income taxes (benefit)...............................        (7)        1,159          870        1,193        1,095
                                                        ----------     ---------    ---------    ---------    ---------
Income before extraordinary item........................     1,267         3,513        2,988        3,383        3,383
Extraordinary item-early extinguishment of debt,
   net of income taxes of $99...........................      (150)          ---          ---          ---          ---
                                                        ----------     ---------    ---------    ---------    ---------
     Net income.........................................$     1,117   $    3,513   $    2,988   $    3,383   $    3,383
                                                        ===========   ==========   ==========   ==========   ==========

                                                                            Year Ended December 31,
                                                           ------------------------------------------------------------
                                                            1998         1997         1996         1995          1994
                                                            ----         ----         ----         ----          ----
                                                                                 (In thousands)
Supplemental Data:
Return on assets (2)....................................       .35%         1.02%         .90%        1.09%        1.32%
Return on equity (3)....................................      2.58          8.71         8.08         9.92        11.08
Equity to assets (4)....................................     28.96         13.06        10.97        10.92        10.21
Interest rate spread during period (5)..................      2.24          2.41         2.36         1.99         3.24
Net yield on interest-earning assets (6)................      3.02          2.92         2.91         2.55         3.67
Efficiency ratio (7)....................................     84.98         50.57        56.19        40.96        39.31
Other expenses to average assets (8)....................      2.55          1.47         1.54         1.05         1.13
Average interest-earning assets to average
   interest-bearing liabilities.........................    117.02        110.88       111.80       111.31       111.18
Non-performing assets to total assets (4)...............       .38          1.14          .73          .75          .04
Allowance for loan losses to total
   loans outstanding (4) (9)............................       .77           .54          .40          .39          .40
Allowance for loan losses to non-performing loans (4)...    117.03         37.56        50.80        46.81       780.60
Net charge-offs to average total loans outstanding .....       .01           .06          ---          .01          ---
Number of full service offices (4)......................         4             4            4            4            4

(1)  Includes certificates of deposit in other financial institutions.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4)  At end of period.
(5) Interest rate spread is calculated by substracting combined average interest cost from combined average interest rate earned for the period indicated.
(6)  Net interest income divided by average interest-earning assets.
(7) Other expenses (excluding federal income tax expense) divided by the sum of net interest income and noninterest income. Excluding the effect of the $2.0 million contribution to the charitable foundation, the efficiency ratio would have been 64.03% for the year ended December 31, 1998. Excluding the effect of the one-time SAIF assessment, the efficiency ratio would have been 42.28% for the year ended December 31, 1996.
(8)  Other expenses divided by average total assets.
(9)  Total loans include loans held for sale.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

General

         The Holding Company was incorporated for the purpose of owning all of the outstanding shares of Lincoln Federal. The following discussion and analysis of the Holding Company's financial condition as of December 31, 1998 and Lincoln Federal's results of operations should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto included herein.
         In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Holding Company's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and the Holding Company's general market area. The forward-looking statements contained herein include, but are not limited to, those with respect to the following matters:

          1.   Management's determination of the amount of loan loss allowance;

          2.   The effect of changes in interest rates;

          3.   Changes in deposit insurance premiums; and

          4. Proposed legislation that would eliminate the federal thrift charter and the separate federal regulation of thrifts.

Average Balances and Interest Rates and Yields

      The following tables present the years ended December 31, 1998, 1997 and 1996, the average daily balances, of each category of Lincoln Federal's interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts.

                                                                           Year Ended December 31,
                                                    1998                            1997                          1996
                                         Average              Average   Average               Average  Average              Average
                                         Balance Interest(6)Yield/Cost  Balance  Interest(6)Yield/Cost Balance Interest(6)Yield/Cost
                                         ------- ---------- ----------  -------  ----------- --------- -------- --------- ----------
                                                                            (Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-bearing deposits............$29,949   $1,544      5.16%    $11,853   $   653      5.51%   $  3,969  $   256     6.45%
   Mortgage-backed securities
     available for sale (1)............. 41,011    2,962      7.22      13,089     1,086      8.30         ---      ---      ---
     Other investment securities
     available for sale (1)............. 11,940      785      6.57          66         5      7.58         117        9     7.69
   Other investment securities
     held to maturity ..................  4,176      248      5.94      12,758       768      6.02      15,355      933     6.08
   Loans receivable (2) (5) (6).........211,260   17,024      8.06     286,912    22,369      7.80     296,288   22,902     7.73
   Stock in FHLB of Indianapolis........  5,447      436      8.00       5,199       416      8.00       4,522      353     7.81
                                         ------    -----                ------     -----                ------    -----
     Total interest-earning assets......303,783   22,999      7.57     329,877    25,297      7.67     320,251   24,453     7.64
                                                 -------                         -------                         ------
Non-interest earning assets, net of allowance
   for loan losses and unrealized gain/loss
   on securities available for sale..... 14,587                         15,694                          11,243
                                       --------                       --------                        --------
     Total assets......................$318,370                       $345,571                        $331,494
                                       ========                       ========                        ========
Liabilities and equity capital:
Interest-bearing liabilities:
   Interest-bearing demand deposits..... $7,905      150      1.90  $    7,438       154      2.07   $   7,198      151     2.10
   Savings deposits..................... 20,691      625      3.02      25,159       781      3.10      32,253    1,092     3.39
   Money market savings deposits........ 29,883    1,440      4.82      21,278     1,044      4.91       7,003      320     4.57
   Certificates of deposit..............151,344    8,757      5.79     151,507     8,425      5.56     152,381    8,675     5.69
   FHLB advances........................ 49,773    2,855      5.74      92,121     5,248      5.70      87,621    4,881     5.57
                                         ------    -----                ------     -----                ------    -----
     Total interest-bearing liabilities.259,596   13,827      5.33     297,503    15,652      5.26     286,456   15,119     5.28
                                                 -------                         -------                         ------
Other liabilities....................... 15,497                          7,729                           8,070
                                         ------                          -----                           -----
       Total liabilities................275,093                        305,232                         294,526
Equity capital.......................... 43,277                         40,339                          36,968
                                         ------                         ------                          ------
         Total liabilities and
           equity capital..............$318,370                       $345,571                        $331,494
                                       ========                       ========                        ========
Net interest-earning assets............$ 44,187                      $  32,374                         $33,795
Net interest income.....................         $ 9,172                         $ 9,645                         $9,334
                                                 =======                         =======                         ======
Interest rate spread (3)................                      2.24%                           2.41%                         2.36%
                                                              ====                            ====                          ====
Net yield on weighted average
   interest-earning assets (4)..........                      3.02%                           2.92%                         2.91%
                                                              ====                            ====                          ====
Average interest-earning  assets to average
   interest-bearing liabilities........   117.02%                        110.88%                        111.80%
                                          ======                         ======                         ======

(1)  Mortgage-backed   securities   available  for  sale  and  other  investment
     securities available for sale are at amortized cost prior to SFAS No. 115 adjustments.

(2)  Total loans, including loan held for sale, less loans in process.

(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.

(4) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield amount is presented at December 31, 1998, because the computation of net yield is applicable only over a period rather than at a specific date.

(5)  The balances include nonaccrual loans.

(6) Interest income on loans receivable includes loan fee income of $511,000, $554,000 and $490,000 for the years ended December 31, 1998, 1997 and 1996.

Interest Rate Spread

      The Company's results of operations have been determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and general and administrative expenses. Net interest income is determined by the interest rate spread between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities and by the relative amounts of interest-earning assets and interest-bearing liabilities.

      The following table sets forth the weighted average effective interest rate that the Company earned on its loan and investment portfolios, the weighted average effective cost of its deposits and advances, its interest rate spread and the net yield on weighted average interest-earning assets for the periods and as of the dates shown. Average balances are based on average daily balances.



                                                                               Year Ended December 31,
                                                              --------------------------------------------------------
                                                              1998                      1997                      1996
                                                              -----                     ------                   -----
Weighted average interest rate earned on:
   Interest-earning deposits.........................         5.16%                      5.51%                    6.45%
   Mortgage-backed securities available for sale.....         7.22                       8.30                      ---
   Other investment securities available for sale....         6.57                       7.58                     7.69
   Other investment securities held to maturity......         5.94                       6.02                     6.08
   Loans.............................................         8.06                       7.80                     7.73
   FHLB stock........................................         8.00                       8.00                     7.81
     Total interest-earning assets...................         7.57                       7.67                     7.64
Weighted average interest rate cost of:
   Interest-bearing demand deposits..................         1.90                       2.07                     2.10
   Savings deposits..................................         3.02                       3.10                     3.39
   Money market savings deposits.....................         4.82                       4.91                     4.57
   Certificates of deposit...........................         5.79                       5.56                     5.69
   FHLB advances.....................................         5.74                       5.70                     5.57
     Total interest-bearing liabilities..............         5.33                       5.26                     5.28
Interest rate spread (1).............................         2.24                       2.41                     2.36
Net yield on weighted average
   interest-earning assets (2).......................         3.02                       2.92                     2.91

(1) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities.

(2) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.


                                                                        Increase (Decrease) in Net Interest Income
                                                                        ------------------------------------------
                                                                                                                 Total
                                                                    Due to                Due to                  Net
                                                                     Rate                 Volume                Change
                                                                   -------              ---------            ----------
                                                                                      (In thousands)
Year ended December 31, 1998 compared
to year ended December 31, 1997
   Interest-earning assets:
     Interest-earning deposits.................................. $     (45)             $     936            $      891
     Mortgage-backed securities available for sale..............      (158)                 2,034                 1,876
     Other investment securities available for sale.............        (1)                   781                   780
     Other investment securities held to maturity...............       (10)                  (510)                 (520)
     Loans receivable...........................................       729                 (6,074)               (5,345)
     FHLB stock.................................................       ---                     20                    20
                                                                   -------              ---------            ----------
       Total....................................................       515                 (2,813)               (2,298)
                                                                   -------              ---------            ----------
   Interest-bearing liabilities:
     Interest-bearing demand deposits...........................       (13)                     9                    (4)
     Savings deposits...........................................       (21)                  (135)                 (156)
     Money market savings deposits..............................       (19)                   415                   396
     Certificates of deposit....................................       341                     (9)                  332
     FHLB advances..............................................        36                 (2,429)               (2,393)
                                                                   -------              ---------            ----------
       Total....................................................       324                 (2,149)               (1,825)
                                                                   -------              ---------            ----------
   Net change in net interest income............................ $     191              $    (664)           $     (473)
                                                                 =========              =========            ==========
Year ended December 31, 1997 compared
to year ended December 31, 1996
   Interest-earning assets:
     Interest-earning deposits.................................. $      (42)            $     439            $      397
     Mortgage-backed securities available for sale..............       ---                  1,086                 1,086
     Other investment securities available for sale.............       ---                     (4)                   (4)
     Other investment securities held to maturity...............        (9)                  (156)                 (165)
     Loans receivable...........................................       197                   (730)                 (533)
     FHLB stock.................................................         9                     54                    63
                                                                   -------              ---------            ----------
       Total....................................................       155                    689                   844
                                                                   -------              ---------            ----------
   Interest-bearing liabilities:
     Interest-bearing demand deposits...........................        (2)                     5                     3
     Savings deposits...........................................       (85)                  (226)                 (311)
     Money market savings deposits..............................        25                    699                   724
     Certificates of deposit....................................      (200)                   (50)                 (250)
     FHLB advances..............................................       112                    255                   367
                                                                   -------              ---------            ----------
       Total....................................................      (150)                   683                   533
                                                                   -------              ---------            ----------
   Net change in net interest income............................ $     305            $         6           $       311
                                                                 =========            ===========           ===========
Year ended December 31, 1996 compared
to year ended December 31, 1995
   Interest-earning assets:
     Interest-earning deposits.................................. $     (27)            $      (49)          $       (76)
     Mortgage-backed securities available for sale..............       ---                    ---                   ---
     Other investment securities available for sale.............       ---                    ---                   ---
     Other investment securities held to maturity...............         8                     69                    77
     Loans receivable...........................................       690                  1,683                 2,373
     FHLB stock.................................................        (4)                    18                    14
                                                                   -------              ---------            ----------
       Total....................................................       667                  1,721                 2,388
                                                                   -------              ---------            ----------
   Interest-bearing liabilities:
     Interest-bearing demand deposits...........................        (6)                    14                     8
     Savings deposits...........................................       (91)                  (112)                 (203)
     Money market savings deposits..............................        51                    161                   212
     Certificates of deposit....................................        14                    205                   219
     FHLB advances..............................................      (419)                   816                   397
                                                                   -------              ---------            ----------
       Total....................................................      (451)                 1,084                   633
                                                                   -------              ---------            ----------
   Net change in net interest income............................   $ 1,118              $     637            $    1,755
                                                                   =======              =========            ==========

Financial Condition at December 31, 1998 Compared to Financial Condition at December 31, 1997

         Total assets increased $45.1 million, or 14.0%, at December 31, 1998, compared to December 31, 1997. The primary increases were in investment securities available for sale and held to maturity which increased $91.5 million and cash and interest-bearing deposits in other banks which increased $3.9 million. These increases were primarily due to net proceeds from the conversion and the loan securitization and sales. Net proceeds of the Holding Company's stock issuance, after costs and excluding the shares issued for the ESOP, were $61.3 million. These increases were in part offset by a $52.7 million decrease in net loans. The decrease was primarily due to the securitization of approximately $39.9 million of one- to four- family residential loans and the subsequent sale of approximately $21.1 million of these mortgage-backed securities. In addition, $19.6 million of portfolio loans were transferred to loans held for sale during 1998 and $17.2 million were subsequently sold.

         Loans, Loans Held for Sale and Allowance for Loan Losses. The decrease in net loans including loans held for sale of $52.7 million, or 21.2%, from December 31, 1997 to December 31, 1998 was due primarily to the securitization of $39.9 million of loans in the second quarter of 1998 and the sale of $17.2 million of loans in the third quarter of 1998. The loans securitized were one-to four- family residential loans. The strategy behind the securitization and sale of mortgage-backed securities was to change the mix of assets on the balance sheet to reduce interest rate risk and to improve liquidity. Lincoln Federal has no plans to securitize or sell additional portfolio loans and will continue to service all loans sold and securitized. The allowance for loan losses as a percentage of total loans increased to .77% from .54%. The allowance for loan losses as a percentage of non-performing loans was 117.0% and 37.6% at December 31, 1998 and December 31, 1997, respectively. Non-performing loans were $1.3 million and $3.6 million at each date, respectively. The decline in non-performing loans was a result of a combination of factors including improved collection efforts on one-to four- family residential and consumer loans, payoffs of non-performing loans totaling $1.1 million and receipt of additional collateral on loans totaling $218,000 allowing these loans to be removed from non-accrual status. Included in non-performing loans at December 31, 1998 were impaired loans of approximately $300,000. Impaired loans at December 31, 1998 consisted of two loans to one borrower collateralized by residential acquisition and development real estate.

         Deposits. Deposits increased $8.2 million, or 4.0%, at December 31, 1998, compared to December 31, 1997. Certificates of deposit increased $1.5 million, or 1.0%, while other deposits increased $6.7 million, or 11.6%. The increase in deposits was primarily due to an increase in money market accounts of $6.9 million, or 26.7%.

         Borrowed Funds. FHLB advances decreased $36.9 million, or 52.6%, at December 31, 1998 compared to December 31, 1997. Proceeds from the sales of mortgage-backed securities available for sale and loans were used to repay a portion of FHLB advances.

         Shareholders' Equity. Shareholders' equity increased $64.1 million from $42.0 million at December 31, 1997 to $106.1 million at December 31, 1998. The increase was due to net proceeds of the Holding Company's stock issuance after costs and excluding the shares issued for the ESOP, of $61.3 million, stock contributed to the charitable foundation of $2.0 and net income for 1998 of $1.1 million. These increases were offset by a decrease in the unrealized gains on securities available for sale of $258,000.

Financial Condition at December 31, 1997 Compared to Financial Condition at December 31, 1996

         Total assets decreased $24.2 million, or 7.0%, at December 31, 1997 compared to December 31, 1996. The decrease was primarily due to the
securitization   of  approximately   $76.2  million  of  one-  to  four-  family
residential loans and loans held for sale and the subsequent sale of approximately $54.3 million of these mortgage-backed securities. Cash and interest-bearing deposits in other banks increased by $8.6 million, and mortgage-backed securities available for sale and other investment securities available for sale and held to maturity increased by $23.7 million at December 31, 1997 compared to December 31, 1996. These increases were primarily due to the loan securitization. In addition, a portion of the proceeds received from the sales of mortgage-backed securities available for sale was used to repay FHLB advances.

         Loans, Loans Held for Sale and Allowance for Loan Losses. Lincoln Federal's net loans, including loans held for sale, decreased $57.0 million, or 18.6%, from December 31, 1996 to December 31, 1997 due to the securitization of loans in the third quarter of 1997. The loans securitized were one- to four-family residential loans. Lincoln Federal's strategy behind the securitization was to change the mix of assets on its balance sheet to reduce interest rate risk and to improve the liquidity of its assets. The loan to deposit ratio had grown as high as 156% in recent years, and it was necessary to obtain Federal Home Loan Bank advances to fund its loan growth. The allowance for loan losses as a percentage of total loans, including loans held for sale, increased to .54% from .40% as a result of the decrease in loans outstanding during the period. The allowance for loan losses as a percentage of non-performing loans was 37.6% and 24.5% at December 31, 1997 and 1996, respectively. Non-performing loans were $3.6 million and $2.4 million at each date, respectively. Included in non-performing loans at December 31, 1997 were impaired loans of $1.6 million. 77.8% of Lincoln Federal's impaired loans at December 31, 1997, consisting of loans to three borrowers, were collateralized by residential acquisition and development real estate. A provision for losses of $237,000 had been recorded on impaired loans.

         Other Assets. At December 31, 1997, other assets were approximately $1.3 million. The components of other assets at December 31, 1997 were capitalized mortgage servicing rights of $530,000, cash surrender value of life insurance of $320,000 and various other assets totaling $429,000. At December 31, 1996, other assets were approximately $334,000. The increase at December 31, 1997 of $945,000 as compared to the balance at December 31, 1996 was primarily due to a $445,000 increase in capitalized mortgage servicing rights and an investment in the cash surrender value of life insurance in 1997. Mortgage servicing rights increased as a direct result of the adoption of new accounting standards and an increase in Lincoln Federal's mortgage servicing portfolio. At December 31, 1997 and 1996, Lincoln Federal serviced loans of $85.0 million and $36.8 million, respectively.

         Deposits. Deposits decreased $7.0 million, or 3.3%, during the period ended December 31, 1997. Certificates of deposit decreased $11.4 million, or 7.3%, while other deposits increased $4.4 million, or 8.3%. The decrease in deposits was primarily due to a reduction in public funds of approximately $7.3 million at December 31, 1997 as compared to 1996. This decline was a result of less aggressive bidding on public funds when other lower cost funding options were available.

         Borrowed Funds. FHLB advances decreased $21.1 million, or 23.1%, at December 31, 1997 compared to December 31, 1996. Proceeds from the sales of mortgage-backed securities available for sale were used to repay a portion of these FHLB advances.

         Other Liabilities. At December 31, 1997, other liabilities were approximately $1.6 million. The components of other liabilities at December 31, 1997 were advances by borrowers for taxes and insurance of $723,000, deferred directors fees of $550,000 and various other liabilities totaling $308,000. At December 31, 1996, other liabilities were approximately $1.9 million. The components of other liabilities at December 31, 1996 were advances by borrowers for taxes and insurance of $937,000, deferred directors fees of $421,000 and various other liabilities totaling $555,000.

         Equity Capital. Equity capital increased $4.1 million, or 10.7%, from $37.9 million at December 31, 1996 to $42.0 million at December 31, 1997. The increase was due to net income of $3.5 million and a net change in holding gains on investments available for sale of $545,000.

Comparison of Operating Results For Years Ended December 31, 1998 and 1997

         General. Net income for the year ended December 31, 1998 decreased $2.4 million to $1.1 million compared to $3.5 million for the year ended December 31, 1997. The decline in net income was primarily a result of a reduction in net interest income, an increase in other expenses, an extraordinary item related to the prepayment of FHLB advances offset by a reduction in the provision for loan losses and tax expense. The largest single reason for the decrease was the $2.0 million contribution to the Lincoln Federal Charitable Foundation, Inc. (the "Foundation") made in connection with the stock conversion. Return on average assets for the year ended December 31, 1998 and 1997 was .35% and 1.02%, respectively. Return on average equity was 2.58% for the year ended December 31, 1998 and 8.71% for the year ended December 31, 1997.

         Interest Income. Total interest income was $23.0 million for 1998 compared to $25.3 million for 1997. The decrease in interest income was due primarily to a decrease in average earning assets. Average earning assets decreased $26.1 million, or 7.9%, primarily due to a decrease in average loans of $75.7 million offset by an increase in average mortgage-backed securities and other investment securities available for sale and held to maturity of $31.2 million. The average yield on interest-earning assets was 7.57% and 7.67% for the years ended December 31, 1998 and 1997, respectively.

         Interest Expense. Interest expense decreased $1.8 million, or 11.7%, during the year ended December 31, 1998 as compared to 1997. The decrease in interest expense was primarily the result of a decrease in average interest-bearing liabilities of $37.9 million, or 12.7%. The decline in average interest-bearing liabilities was primarily attributable to the repayment of FHLB advances. The average balances of FHLB advances decreased $42.3 million. The average cost of interest-bearing liabilities increased from 5.26% for the 1997 period to 5.33% for the 1998 period resulting primarily from a 23 basis points increase in the cost of certificates of deposit offset by decreases in the remaining deposit applications.

         Net Interest Income. Net interest income decreased $473,000, or 4.9%, during the year ended December 31, 1998 as compared to 1997. Net interest income declined $664,000 due to a decrease in volume of net interest earning assets and liabilities and increased $191,000 as a result of an improvement in net yield on interest earning assets. The interest rate spread was 2.24% and 2.41% for 1998 and 1997, respectively. The net yield on interest-earning assets was 3.02% and 2.92% for the 1998 and 1997 periods respectively. Although the interest rate spread decreased during 1998, the yield on interest-earning assets improved because average interest-earning asset as a percentage of interest-bearing liabilities increased from 110.9% for 1997 to 117.0% for 1998.

         Provision for Loan Losses. The provision for loan losses for the year ended December 31, 1998 was $173,000 as compared to $298,000 for 1997. During the year ended December 31, 1998, net charge-offs were $22,000 as compared to net charge-offs of $178,000 for 1997. The 1998 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and peer comparisons. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary  based on changes  in  economic  and real  estate  market  conditions,
further  information   obtained  regarding  problem  loans,   identification  of
additional problem loans and other factors, both within and outside of management's control.

         Net realized and unrealized gain (loss) on loans held for sale. Net realized and unrealized losses on loans held for sale of $61,000 were recorded during the year ended December 31, 1998 as compared to net realized and unrealized gains of $299,000 recorded during 1997. The primary reason for the change was due to the recovery during 1997 of an unrealized loss of $266,000 recorded during 1996.

         Net realized and unrealized gains on securities available for sale. Proceeds from sales of securities available for sale during the years ended
December 31, 1998 and 1997 amounted to $21.1 million and $54.5 million, respectively. Net gains of $113,000 and $118,000 were realized on those sales during the years ended December 31, 1998 and 1997, respectively.

         Equity in losses of limited partnerships. Equity in losses of limited partnerships decreased $167,000, or 24.5%, from $681,000 for the year ended December 31, 1997 to $514,000 for 1998 due to the operating results of the limited partnership investments.

         Other Income. Other income increased $159,000, or 23.6%, from $674,000 for the year ended December 31, 1997 to $833,000 for 1998. This increase was due to increases in a variety of other income categories and was not attributable to any one item.

         Salaries and Employee Benefits. Salaries and employee benefits were $2.7 million for the year ended December 31, 1998 compared to $2.2 million for 1997, an increase of approximately 22.0%. These increases were primarily a result of additional personnel. Lincoln Federal had 76 full time equivalent employees at December 31, 1998 compared to 72 full time equivalent employees at December 31, 1997. Lincoln Federal increased its number of employees and added personnel with the specialized skills to more effectively service existing customers and to position itself for future customer and product growth.

         Net Occupancy and Equipment Expenses. Occupancy expenses decreased $23,000, or 8.5%, and equipment expenses increased $100,000, or 19.0%, from the year ended December 31, 1997 compared to 1998. The increases in equipment expenses were primarily attributable to increased deprecation and amortization on computers, software and other equipment and fees associated with computer equipment maintenance.

         Deposit Insurance Expense. Deposit insurance expense decreased $6,000, or 3.1%, from $194,000 in 1997 to $188,000 in 1998.

         Data Processing Expense. Data processing expense increased $77,000, or 13.3%, from the year ended December 31, 1997 to the same period in 1998. This increase was primarily due to additional costs associated with Year 2000 compliance and testing.

         Professional Fees. Professional fees decreased $37,000, or 15.5%, from the year ended December 31, 1997 to the same period in 1998. This decrease was due to a variety of decreased expenses and was not attributable to any one item.

         Director and Committee fees. Director and committee fees increased $92,000, or 40.5%, from the year ended December 31, 1997 to 1998. This increase was due to the addition of one director in 1998, an increase in the fee paid per meeting and additional meetings held during 1998 in connection with the stock conversion.

         Mortgage Servicing Rights Amortization. Mortgage servicing rights amortization increased $213,000 from $67,000 for the year ended December 31, 1997 to $280,000 for the same period in 1998 due to increased servicing activity and the adoption of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Serving Rights", and SFAS No. 125, "Accounting for Transfers of Financial Assets, Servicing Rights and Extinguishment of Liabilities". Average mortgage loans serviced for others were approximately $91.6 million for the 1998 period as compared to $60.9 million for the 1997 period.

         Charitable  Contributions.   Charitable  contributions  increased  $2.0
million from the year ended December 31, 1997 to 1998 due to the $2.0 million contribution to the Foundation made in connection with the stock conversion.

         Other Expenses. Other expenses, consisting primarily of expenses related to advertising, loan expenses, supplies, and postage increased $141,000, or 20.1%, from 1997 to 1998. The increase resulted from increases in a variety of expense categories and was not attributable to any one item.

         Income Tax Expense. Income tax expense decreased $1.2 million, or 100.6%, from the year ended December 31, 1997 to 1998. These variations in income tax expense are directly related to taxable income and the low income housing income tax credits earned during those years. The effective tax rate was (.5)% and 24.8% for 1998 and 1997, respectively. The effective rate declined in 1998 as compared to 1997 because the low-income housing income tax credits remained relatively constant while the level of income declined. The effective tax rate is expected to increase in future periods.

         Extraordinary Item - Early Extinguishment of Debt, Net of Income Taxes. Prepayment penalties of $249,000 on FHLB advances were recorded during the year ended December 31, 1998. Due to the securitization of loans and loans held for sale and the subsequent sales of a portion of these mortgage-backed securities, funds were available to prepay a portion of FHLB advances.

Comparison of Operating Results For Years Ended December 31, 1997 and 1996

         General. Net income for the years ended December 31, 1997 and 1996 was $3.5 million and $3.0 million, respectively. Return on average assets for the years ended December 31, 1997 and 1996 was 1.02% and .90%, respectively. Return on average equity was 8.71% for 1997 and 8.08% for 1996.

         Interest Income. Total interest income increased from $24.5 million in 1996 to $25.3 million in 1997. Average earning assets increased $9.6 million, or 3.0%, from $320.2 million to $329.8 million from 1996 to 1997. Volume increases, primarily from mortgage-backed securities available for sale and interest earning deposits, accounted for $689,000 of the increase while higher interest rates accounted for $155,000 of the increase.

         Interest Expense. Interest expense increased $533,000, or 3.5%, from 1996 to 1997. The increase in interest expense was primarily the result of an increase in average interest-bearing liabilities of $11.0 million, or 3.9%, from $286.5 million to $297.5 million. The growth in average interest-bearing liabilities was primarily attributable to the growth in money market savings deposits and FHLB advances offset by the decline in saving deposits. The average balance of money market saving deposits and FHLB advances increased $14.3 million, or 203.8%, and $4.5 million, or 5.1%, respectively, while savings deposits decreased by $7.1 million, or 22.0%. Lincoln Federal utilized the deposit growth and increased borrowings from the FHLB to fund loan activity and the subsequent increase in mortgage-backed securities available for sale.

         Net Interest Income. Net interest income increased $311,000, or 3.3%, from $9.3 million in 1996 to $9.6 million in 1997. $305,000 of Lincoln Federal's $311,000 increase in net interest income in 1997 was due to an increase in its interest rate spread.

         Provision for Loan Losses. Lincoln Federal's provision for loan losses for the year ended December 31, 1997 was $298,000. The 1997 provision and the related increase in the allowance for loan losses were considered adequate, based on size, condition and components of the loan portfolio. Provision for loan losses total $120,000 in 1996, which management considered adequate, based on size, condition, and components of Lincoln Federal's loan portfolios. The increase in the provision in 1997 was due to the adoption of a more conservative methodology for determining the adequacy of the allowance for loan losses rather than a deterioration of the loan portfolio. Lincoln Federal's current methodology assigns risk factors based on loan type in addition to providing for non-performing and other classified loans. The methodology used prior to 1997 focused primarily on non-performing and other classified loans and did not assign risk factors to the remaining loan portfolio based on loan type. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary  based on changes  in  economic  and real  estate  market  conditions,
further  information   obtained  regarding  problem  loans,   identification  of
additional problem loans and other factors, both within and outside of management's control.

         Net realized and unrealized gain (loss) on loans held for sale. Net realized and unrealized gains on loans held for sale of $299,000 were recorded in 1997, an increase of $459,000 over the net losses of $160,000 recorded in 1996.

         Net realized and unrealized gains on securities available for sale. Proceeds from sales of securities available for sale during 1997 amounted to $54.5 million. Net gains of $118,000 were realized on those sales. No realized or unrealized gains or losses on securities available for sale were recorded in 1996.

         Equity in losses of limited partnerships. Equity in losses of limited partnerships increased $85,000, or 14.3%, from $596,000 for 1996 to $681,000 for 1997 due to the operating results of the limited partnership investments.

         Other Income. Other income increased $171,000, or 34.0%, from $503,000 for 1996 to $674,000 for 1997. This increase was due to an increase in loan servicing fee income of $104,000 and smaller increases in a variety of other income categories.

         Salaries and Employee Benefits. Salaries and employee benefits increased 29.4%, from $2.2 million for 1997 compared to $1.7 million for 1996. These increases were primarily a result of additional personnel. Lincoln Federal had 72 full-time equivalent employees at December 31, 1997 compared to 69 at December 31, 1996. Lincoln Federal has increased its number of employees and added personnel with the specialized skills to more effectively service its existing customers and to position it for future customer and product growth.

         Net Occupancy and Equipment Expenses. Occupancy expenses increased $36,000, or 15.3%, and equipment expenses increased $165,000, or 45.7%, from 1996 to 1997. The increases in occupancy and equipment expenses were primarily attributable to increased deprecation and amortization on computers, software and other equipment.

         Deposit Insurance Expense. Deposit insurance expense decreased $1.5 million, or 88.8%, from $1.7 million in 1996 to $194,000 in 1997. This decrease was due to the recapitalization of the Savings Association Insurance Fund (`SAIF") in 1996 which resulted in a decline in Lincoln Federal's deposit insurance assessments in future periods. A one-time SAIF special assessment of approximately $1.3 million was recorded in 1996. Prior to the recapitalization of SAIF, Lincoln Federal paid an assessment of $.23 per $100 of deposits. Subsequent to the recapitalization, the assessment was reduced to $.0644 per $100 of deposits.

         Data Processing Expense. Data processing expense increased $268,000, or 85.6%, from 1996 to 1997 primarily due to expenses relating to the software conversion of the general ledger and the loan and deposit subsidiary records.

         Professional Fees. Professional fees increased $169,000 from $69,000 in 1996 to $238,000 in 1997 primarily due to consulting fees paid in connection with Lincoln Federal's loan securitization initiative. During 1997, Lincoln Federal engaged an outside consultant to review its loan portfolio and to provide assistance in the securitization of loans. Lincoln Federal incurred $139,000 of expense in relation to this project.

         Director and Committee fees. Director and committee fees increased $117,000, or 106.4%, from the year ended December 31, 1996 to 1997. This increase was due to the introduction of a supplemental retirement plan in 1997.

         Mortgage Servicing Rights Amortization. Mortgage servicing rights ("MSR") amortization increased $55,000 from 1996 to 1997 due in part to increased servicing activity. Average mortgage loans serviced for others were approximately $68.1 million for 1997 compared to $35.2 million for 1996. In 1997, Lincoln Federal adopted SFAS No. 122, "Accounting for Mortgage Serving
Rights", and SFAS No. 125, "Accounting for Transfers of Financial Assets, Servicing Rights and Extinguishment of Liabilities". The adoption of these Statements also contributed to the increase in amortization recorded in 1997.

         Charitable Contributions. Charitable contributions increased $14,000 from the year ended December 31, 1996 to 1997.

         Other Expense. Other expenses, consisting primarily of expenses related to advertising, loan expenses, supplies, and postage increased $161,000, or 29.8%, from 1996 to 1997. The increase resulted from increases in a variety of expense categories and was not attributable to any one item.

         Income Tax Expense. Income tax expense increased $289,000, or 33.2%, from 1996 to 1997. These variations in income tax expense are directly related to the taxable income for those years. The effective tax rate was 24.8% and 22.6% for 1997 and 1996, respectively.

Liquidity and Capital Resources

         Lincoln Federal's primary sources of funds are deposits, borrowings and the proceeds from principal and interest payments on loans and mortgage-backed securities and the sales of loans and mortgage-backed securities available for sale. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition.

         Lincoln Federal's primary investing activity is the origination of loans. During the years ended December 31, 1998, 1997 and 1996, cash used to originate loans exceeded repayments and other changes by $6.9 million, $20.0 million and $11.4 million, respectively. The growth in loans in 1998 was funded by growth in deposits, and in 1997 was funded by proceeds from the sale of mortgage-backed securities available for sale while growth in deposits and FHLB advances funded Lincoln Federal's 1996 loan growth.

         During the years ended December 31, 1998, 1997 and 1996, Lincoln Federal purchased mortgage-backed securities and other securities available for sale and held to maturity in the amounts of $81.5 million, $7.8 million and $11.4 million, respectively. During the years ended December 31, 1998, 1997 and 1996, Lincoln Federal received proceeds from maturities of mortgage-backed securities and other securities available for sale and held to maturity of $18.4 million, $6.8 million and $7.9 million, respectively. During the year ended December 31, 1998 and 1997, Lincoln Federal received proceeds for the sale of mortgage-backed and other securities available for sale of $21.1 million and $54.5 million which funds were used to fund its loan growth and reduce the level of FHLB advances. Lincoln Federal did not receive any proceeds for the sale of securities during 1996.

         Lincoln Federal had outstanding loan commitments and unused lines of credit of $21.3 million at December 31, 1998. Management anticipates that Lincoln Federal will have sufficient funds from loan repayments, loan sales, and from its ability to borrow additional funds from the FHLB of Indianapolis to meet current commitments. Certificates of deposit scheduled to mature in one year or less at December 31, 1998 totaled $106.8 million. Management believes that a significant portion of such deposits will remain with Lincoln Federal based upon historical deposit flow data and Lincoln Federal's competitive pricing in its market area.

         Liquidity management is both a daily and long-term function of Lincoln Federal's management strategy. In the event that Lincoln Federal should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances. Lincoln Federal had outstanding FHLB advances in the amount of $33.3 million at December 31, 1998.

         Federal law requires that savings associations maintain an average daily balance of liquid assets in a minimum amount not less than 4% or more than 10% of their withdrawable accounts plus short-term borrowings. Liquid assets include cash, certain time deposits, certain bankers' acceptances, specified U.S. government, state or federal agency obligations, certain corporate debt securities, commercial paper, certain mutual funds, certain mortgage-related securities, and certain first-lien residential mortgage loans. The OTS recently amended its regulation that implements this statutory liquidity requirement to reduce the amount of liquid assets a savings association must hold from 5% of net withdrawable accounts and short-term borrowings to 4%. The OTS also eliminated the requirement that savings associations maintain short-term liquid assets constituting at least 1% of their average daily balance of net withdrawable deposit accounts and current borrowings. The revised OTS rule also permits savings associations to calculate compliance with the liquidity requirement based upon their average daily balance of liquid assets during each quarter rather than during each month, as was required under the prior rule. The OTS may impose monetary penalties on savings associations that fail to meet these liquidity requirements. As of December 31, 1998, Lincoln Federal had liquid assets of $78.3 million, and a regulatory liquidity ratio of 38.6%. Lincoln Federal also had available $2.0 million under a line of credit with the FHLB-Indianapolis. Lincoln Federal's unfunded loan commitments at December 31, 1998 were $21.3 million, and it had $366,000 in standby letters of credit outstanding at that date.

      Pursuant to OTS capital regulations in effect at December 31, 1998, savings associations were required to maintain a 1.5% tangible capital requirement, a 3% leverage ratio (or core capital) requirement, and a total risk-based capital to risk-weighted assets ratio of 8%. At December 31, 1998, Lincoln Federal's capital levels exceeded all applicable regulatory capital requirements in effect as of that date. The following table provides the minimum regulatory capital requirements and Lincoln Federal's capital ratios as of December 31, 1998:


                        At December 31, 1998
                            OTS Requirement                         Lincoln Federal's Capital Level
                            ---------------                         -------------------------------
                        % of                                   % of                               Amount
Capital Standard       Assets            Amount               Assets(1)         Amount           of Excess
----------------       ------            ------               ---------         ------           ---------
                                              (Dollars in thousands)
Tangible capital         1.5%           $  5,484                21.1%           $77,303           $71,819
Core capital (2)         4.0              14,624                21.1             77,303            62,679
Risk-based capital       8.0              15,222                41.4             78,815            63,593


(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
(2) The OTS recently adopted a core capital requirement for savings associations comparable to that recently adopted by the OCC for national banks. The new regulation requires at least 3% of total adjusted assets for savings associations that receive the highest supervisory rating for safety and soundness, and 4% to 5% for all other savings associations. Lincoln Federal expects to be in compliance with this requirement when it takes effect. See "Regulation - Savings Association Regulatory Capital."

Current Accounting Issues

         The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement requires companies to record derivatives on the balance sheet at their fair value. SFAS No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

         o For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

         o For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

         o For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

         o For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

         The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

         SFAS No. 133 amends SFAS No. 52 and  supercedes  SFAS Nos. 80, 105, and
119. SFAS No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from SFAS No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of SFAS No. 133.

         SFAS No. 133 will be effective for all fiscal years beginning after June 15, 1999. Early application is encouraged; however, this Statement may not be applied retroactively to financial statements of prior periods.

         FASB has issued Statement of Financial Accounting Standards No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This Statement establishes accounting standards for certain activities of mortgage banking enterprises and for other enterprises with similar mortgage operations. This Statement amends Statement of Financial Accounting Standards (SFAS) No. 65.

         SFAS No. 65, as previously amended by SFAS Nos. 115 and 125, required a mortgage banking enterprise to classify a mortgage-backed security as a trading security following the securitization of the mortgage loan held for sale. This Statement further amends SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities must classify the resulting mortgage-backed security or other retained interests based on the entity's ability and intent to sell or hold those investments.

         The determination of the appropriate classification for securities retained after the securitization of mortgage loans by a mortgage banking enterprise now conforms to SFAS No. 115. The only requirement the new Statement adds is that if an entity has a sales commitment in place, the security must be classified into trading.

         This Statement is effective for the first fiscal quarter beginning after December 15, 1998. On the date this Statement is initially applied, an entity may reclassify mortgage-backed securities and other beneficial interests retained after the securitization of mortgage loans held for sale from the trading category, except for those with sales commitments in place. Those securities and other interests shall be classified based on the entity's present ability and intent to hold the investments.

Impact of Inflation

         The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         The Company's primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

         The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that Lincoln Federal has made. Lincoln Federal is unable to determine the extent, if any, to which properties securing its loans have appreciated in dollar value due to inflation.

Year 2000 Compliance

         Lincoln Federal's lending and deposit activities depend significantly upon computer systems to process and record transactions. Management is aware of the potential Year 2000 related problems that may affect the operating systems that control the Company's computers as well as those of its third-party data service providers that maintain many of its records. In 1997, management began the process of identifying any Year 2000 related problems that may affect the Company's computer systems, and management is closely monitoring the data service providers' progress in making their systems Year 2000 compliant. Management currently expects to complete testing for Year 2000 compliance by the second quarter of 1999.

         Management has contacted the approximately 20 companies that supply or service the Company's material operations requesting that they certify that they have plans to make their respective computer systems Year 2000 compliant. Management established a December 31, 1998 deadline for these companies to provide this certification and, as of that date, approximately 90% of these companies had responded to this inquiry. The Company has delivered a second notice to the service providers who did not respond to the first inquiry and has established a deadline of June 30, 1999 for these companies to respond. Once a certification is received from a service provider, management intends to continuously monitor the progress that the service provider makes in meeting the Company's targeted schedule for becoming Year 2000 compliant. Lincoln Federal's electronic data service provider, whose services are integral to its operations, has provided certification to management that its computer systems are Year 2000 compliant. Lincoln Federal is currently testing the data that is maintained on its electronic data service provider's system and will continue testing throughout 1999 to ensure that the system is Year 2000 compliant. The deadline that management has established for Lincoln Federal's remaining service providers to certify that their systems are Year 2000 compliant should provide management sufficient time to identify and contract with alternative service providers to replace any provider that cannot certify that it is, or soon will be, Year 2000 compliant. Management does not expect the expense of such changes in suppliers or servicers to be material to its operations, financial condition or results. Notwithstanding the efforts management has made, no assurances can be given that the systems of its service providers will be timely renovated to address the Year 2000 issue.

         In addition to possible expenses related to Lincoln Federal's own systems and those of its service providers, the Bank could incur losses if Year 2000 problems affect any of its significant borrowers or impair the payroll systems of large employers in its market area, either of which could delay loan payments by Lincoln Federal's borrowers. Management has contacted the approximately 23 commercial borrowers with outstanding loans in excess of $300,000 to request that they certify by the end of November, 1998 that their computer systems were, or soon would be, Year 2000 compliant. In addition, Lincoln Federal currently requires that borrowers under new commercial loans that it originates to certify that they are aware of the Year 2000 issue and will give all necessary attention to insure that their information technology will be Year 2000 compliant. Because Lincoln Federal's loan portfolio to individual borrowers is diversified and its market area does not depend significantly upon one employer or industry, the Bank does not expect any significant or prolonged Year 2000 related difficulties that will affect net earnings or cash flow. Management believes that Lincoln Federal's expenses related to upgrading its systems and software for Year 2000 compliance will not exceed $300,000. At December 31, 1998, Lincoln Federal had spent approximately $100,000 in connection with Year 2000 compliance. Management does not consider the additional cost of these efforts to be significant.

Quarterly Results of Operations

         The following table sets forth certain quarterly results for the years ended December 31, 1998 and 1997.


    Quarter                Interest          Interest            Net Interest            Provision For            Net
     Ended                  Income            Expense               Income                Loan Losses           Income
     -----                  ------            -------               ------                -----------           ------

1998:

March                      $  5,788            $ 3,448              $2,340                   $  45                  $  731
June                          5,625              3,407               2,218                     365                  86
September                     5,564              3,384               2,180                      41                 681
December                      6,022              3,588               2,434                    (278)               (381)
                            -------            -------              ------                    ----              ------
                            $22,999            $13,827              $9,172                    $173              $1,117
                            =======            =======              ======                    ====              ======
1997:
March$  6,230              $  3,769             $2,471               $  20                  $1,036
June                          6,637              3,976               2,651                      30                 827
September                     6,475              4,145               2,330                      30               1,172
December                      5,955              3,762               2,193                     218                 478
                            -------            -------              ------                    ----              ------
                            $25,297            $15,652              $9,645                    $298              $3,513
                            =======            =======              ======                    ====              ======

Earnings per share information for the periods before Lincoln Federal's conversion to a stock savings bank on Decmeber 31, 1998 is not meaningful.

Quantitative and Qualitative Disclosures about Market Risks

An important component of Lincoln Federal's asset/liability management policy includes examining the interest rate sensitivity of its assets and liabilities and monitoring the expected effects of interest rate changes on the net portfolio value of its assets. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If Lincoln Federal's assets mature or reprice more quickly or to a greater extent than its liabilities, net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if Lincoln Federal's assets mature or reprice more slowly or to a lesser extent than its liabilities, net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Lincoln Federal's policy has been to mitigate the interest rate risk inherent in the historical business of savings associations, the origination of long-term loans funded by short-term deposits, by pursuing certain strategies designed to decrease the vulnerability of Lincoln Federal's earnings to material and prolonged changes in interest rates.

         ALCO   Committee.   The  Bank's  board  of  directors   has   delegated
responsibility for the day-to-day management of interest rate risk to the Asset/Liability ("ALCO") Committee, which consists of its President, T. Tim Unger, Chief Financial Officer John M. Baer, Vice President-Lending Maxwell O. Magee, Branch Coordinator Jim Standish, and Marketing Director Angela Coleman. The ALCO Committee meets weekly to manage and review Lincoln Federal's assets and liabilities. The ALCO Committee establishes daily interest rates for deposits and approves the interest rates on one- to four-family residential loans, which are based upon current rates established by the Federal Home Loan Mortgage Corporation ("FHLMC"). The ALCO Committee also approves interest rates for other types of loans based upon the national prime rate and local market rates.

         Loan Portfolio Restructuring. The Bank's principal strategy to reduce exposure to fluctuating market interest rates is to manage the interest-rate sensitivity of its interest-earning assets and interest-bearing liabilities. In early 1997, the Bank's new management concluded that its asset portfolio exposed the Bank to significant risks in the event of a material and prolonged increase or decrease in interest rates. To address this problem, in 1997 the Bank securitized and sold certain one- to four-family residential loans in its portfolio in order to reduce its exposure to interest rate risk. The Bank presented to FHLMC pools of one- to four-family residential mortgage loans with either fixed interest rates or variable interest rates pegged to the 11th District Cost of Funds Index ("COFI"). COFI loans increase the Bank's exposure to interest rate risk because the COFI index does not follow, and usually lags behind, the U.S. Treasury yield curve, which is the index the Bank uses to establish the interest rates for its deposits. In addition, many of the COFI loans did not adjust quickly enough to changes in market interest rates as the result of annual rate adjustment limitations in the loan agreements.

         Many of the loans the Bank securitized did not include all of the documentation required by FHLMC. The Bank was able to securitize these loans by representing to FHLMC that, other than the loans with the missing documentation specifically identified in the FHLMC Master Commitment, the loans that the Bank securitized did not otherwise vary from FHLMC's standard underwriting and mortgage eligibility requirements.

         After grouping these loans into pools with similar loans that originated, the Bank assigned the notes and mortgages to FHLMC in consideration for several mortgage-backed securities representing the different loan pools. In August, 1997, the Bank securitized approximately $76.2 million of one- to four-family residential mortgage loans in this manner, consisting of $26.9 million in COFI loans and $49.3 million in fixed-rate loans. The Bank immediately sold on the secondary market all of the mortgage-backed securities representing the COFI loans and $27.4 million of the securities backed by lower-yielding fixed-rate loans for a gain of $118,000. The Bank retained in its investment portfolios mortgage-backed securities representing $21.9 million of higher-yielding fixed-rate loans.

         In April, 1998, the Bank securitized an additional $39.9 million of its one- to four-family residential mortgage loans, consisting of $14.2 million of COFI loans and $25.7 million of fixed-rate loans for a gain of $105,000. The Bank sold on the secondary market the mortgage-backed security representing the COFI loans and $6.9 million of lower-yielding fixed-rate loans. The Bank retained in its investment portfolio mortgage-backed securities representing $18.8 million of higher-yielding fixed-rate loans.

         The Bank continues to service all of the loans that it originated that have been securitized by FHLMC in consideration of a fee of .25% and .375% of the outstanding loan balance for fixed-rated and variable-rate loans, respectively. Investors who purchased the mortgage-backed securities are repaid from the regular principal and interest payments made by the borrowers on the underlying loans, which "pass through" to the investors. FHLMC acts as a guarantor with respect to these regular payments to the investors in consideration of a fee that varies up to .375% of the outstanding balance on loans in the different loan pools.

         Although the loans that the Bank securitized were sold without recourse, the Bank agreed to indemnify FHLMC pursuant to the Master Commitment in the event that FHLMC makes a payment to an investor pursuant to its guarantee on certain loans noted in the Master Commitment as lacking the documentation required by FHLMC's underwriting standards. The Bank's indemnification to FHLMC pursuant to this provision is limited, however, solely to losses that arise as a result of the documentation exception or discrepancy noted in the Master
Commitment. FHLMC may also require the Bank to repurchase a loan upon a borrower's default if the due diligence information contained in the loan data report that the Bank provided to FHLMC was not accurate, true or complete, if the Bank fails to provide additional information or documentation to FHLMC upon request, or if the Bank breaches any representation or warranty in the Master Commitment. The Bank has not experienced any significant losses on these loans in the past and do not anticipate any significant losses as a result of this indemnification.

         In June, 1998, the Bank sold an additional $19.3 million of its adjustable-rate COFI loans in a whole-loan sale to a private investor that closed in July, 1998. The Bank recognized a loss of $218,000 from this transaction. The securitization of certain of the Bank's loans and the whole loan sale reduced the heavy concentration of fixed-rate and adjustable-rate COFI mortgages in its portfolio while converting those assets to more liquid and marketable mortgage-backed securities. In the aggregate, the Bank has sold $75.4 million of the securities generated from the securitization and have retained securities with a face value of $40.7 million in its available-for-sale securities portfolio. The Bank used the proceeds from these sales of mortgage-backed securities to repay outstanding FHLB advances from a balance of

$106.9 million at June 30, 1997 to $45.7 million at June 30, 1998. The Bank also used some of the proceeds from these sales to purchase interest rate-sensitive securities. The Bank also restructured its remaining FHLB debt by prepaying advances with higher interest rates and extending the repayment terms of other debt, thereby reducing the Bank's exposure to interest rate risk and reducing its cost of funds.

         Because of the lack of customer demand for adjustable rate loans in its market area, Lincoln Federal primarily originates fixed-rate real estate loans, which accounted for approximately 71.6% of its loan portfolio at December 31, 1998. Lincoln Federal continues to offer and attempts to increase its volume of adjustable rate loans when market interest rates make these type loans more attractive to customers.

         Management believes it is critical to manage the relationship between interest rates and the effect on Lincoln Federal's net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Lincoln Federal manages assets and liabilities within the context of the marketplace, regulatory limitations and within limits established by Lincoln Federal's Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

         The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of savings associations. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Associations which do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. Because Lincoln Federal's assets exceed $300 million, it is required to file Schedule CMR. Under the regulation, associations which must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk based capital requirement if their interest rate exposure is greater than "normal." The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) the institution's "normal" level of exposure which is 2% of the present value of its assets.

      Presented below, as of December 31, 1998, is an analysis performed by the OTS of Lincoln Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 200 basis point increments, up and down 400 basis points and in accordance with the proposed regulations. At December 31, 1998, 2% of the present value of Lincoln Federal's assets was approximately $7.3 million. Because the interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 200 basis point decrease) was $14.4 million at December 31, 1998, Lincoln Federal would have been required to deduct $3.6 million from its capital if the OTS' NPV methodology had been in effect. Lincoln Federal's exposure to interest rate risk results primarily from the concentration of fixed rate mortgage loans in its portfolio.



      Change                     Net Portfolio Value                                            NPV as % of PV of Assets
     In Rates              $ Amount              $ Change              % Change              NPV Ratio              Change
--------------------------------------------------------------------------------------------------------------------------
                                                   (Dollars in thousands)
    +400  bp*                $52,941           $(31,051)                (37)%                  15.68%               $(680)bp
    +200  bp                  69,565            (14,427)                (17)                   19.51                 (297)bp
       0   bp                 83,993                ---                 ---                    22.48                  ---
    -200   bp                 89,343              5,350                   6                    23.38                   90bp
    -400   bp                 94,582             10,590                  13                    24.20                  172bp

*  Basis points.

         In contrast, the following chart presents the calculation of Lincoln Federal's exposure to interest rate risk as of December 31, 1997, as determined by the OTS.


      Change                     Net Portfolio Value                                            NPV as % of PV of Assets
     In Rates              $ Amount              $ Change              % Change              NPV Ratio              Change
--------------------------------------------------------------------------------------------------------------------------
                                                   (Dollars in thousands)
    +400  bp*                $23,979           $(23,812)                (50)%                   8.21%                (640)bp
    +200  bp                  36,885            (10,905)                (23)                   11.88                 (273)bp
       0   bp                 47,790                ---                 ---                    14.60                  ---
    -200   bp                 50,162              2,372                   5                    14.93                   32bp
    -400   bp                 50,346              2,555                   5                    14.67                    6bp

*  Basis points.

         These charts indicate the extent to which Lincoln Federal's exposure to interest rate risk declined during 1998. For example, in the event of a 200 basis point (or 2%) increase in interest rates, the net portfolio value of Lincoln Federal's assets would have declined by $10.9 million, or 23%, at December 31, 1997, and by $14.4 million, or 17%, at December 31, 1998. This reduction in Lincoln Federal's exposure to interest rate risk is largely attributable to the securitization and sale of the adjustable-rate COFI loans and certain fixed-rate loans in its portfolio during 1997 and 1998.

      As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Lincoln  Bancorp
Plainfield, Indiana

We have audited the accompanying consolidated balance sheet of Lincoln Bancorp and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Lincoln Bancorp and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


Olive LLP

/s/ Olive LLP
Indianapolis, Indiana
February 11, 1999

                           CONSOLIDATED BALANCE SHEET

December 31                                                                   1998                       1997
-------------------------------------------------------------------------------------------------------------

Assets
   Cash and due from banks                                                 $   4,245,128              $   4,190,199
Interest-bearing demand deposits in other banks                               18,662,229                 14,767,482
                                                                           -------------              -------------
   Cash and cash equivalents                                                  22,907,357                 18,957,681
Investment securities
   Available for sale                                                        129,275,575                 29,399,376
Held to maturity (market value $1,264,375 and $9,614,725)                      1,250,000                  9,634,952
                                                                           -------------              -------------
      Total investment securities                                            130,525,575                 39,034,328
Loans, net of allowance for loan losses of
     $1,512,205 and $1,360,731                                               195,920,792                248,635,204
   Premises and equipment                                                      3,379,460                  2,825,090
   Investments in limited partnerships                                         2,386,994                  2,705,997
   Federal Home Loan Bank stock                                                5,446,700                  5,446,700
   Interest receivable
     Loans                                                                       745,584                  1,138,824
     Mortgage-backed securities                                                  446,786                    197,664
     Other investment securities and interest-bearing deposits                   580,693                    196,477
   Deferred income tax                                                         2,034,327                    974,446
   Other assets                                                                2,073,836                  1,278,828
                                                                           -------------              -------------
       Total assets                                                         $366,448,104               $321,391,239
                                                                            ============               ============

Liabilities
   Deposits
     Noninterest bearing                                                   $   2,484,444              $   2,321,167
     Interest bearing                                                        209,525,347                201,530,657
                                                                           -------------              -------------
       Total deposits                                                        212,009,791                203,851,824
   Federal Home Loan Bank advances                                            33,263,455                 70,136,148
   Note payable                                                                2,202,501                  2,691,001
   Due to broker                                                              10,025,000
   Interest payable                                                            1,108,514                  1,153,517
   Other liabilities                                                           1,731,061                  1,581,077
                                                                           -------------              -------------
       Total liabilities                                                     260,340,322                279,413,567
                                                                           -------------              -------------
Commitments and Contingencies
Stockholders' Equity
   Preferred stock, without par value
     Authorized and unissued--2,000,000 shares
   Common stock, without par value
     Authorized--20,000,000 shares
     Issued and outstanding--7,009,250 shares                                 68,879,373
   Retained earnings                                                          42,548,260                 41,431,674
   Accumulated other comprehensive income                                        287,549                    545,998
   Unearned employee stock ownership plan ("ESOP") shares                     (5,607,400)
                                                                           -------------              -------------
       Total stockholders' equity                                            106,107,782                 41,977,672
                                                                           -------------              -------------
       Total liabilities and stockholders' equity                           $366,448,104               $321,391,239
                                                                            ============               ============

See notes to consolidated financial statements.

                        CONSOLIDATED STATEMENT OF INCOME

Year Ended December 31                                                  1998              1997            1996
--------------------------------------------------------------------------------------------------------------

Interest and Dividend Income
     Loans receivable, including fees                                $17,024,353      $22,369,033       $22,901,854
     Investment securities
         Mortgage-backed securities                                    2,961,611        1,086,165
         Other investment securities                                   1,033,105          773,033           941,860
     Deposits with financial institutions                              1,543,391          652,814           255,988
     Dividend income                                                     436,148          415,502           353,758
                                                                      ----------     ------------       -----------
              Total interest and dividend income                      22,998,608       25,296,547        24,453,460
                                                                      ----------     ------------       -----------

Interest Expense
     Deposits                                                         10,971,993       10,403,452        10,237,933
     Federal Home Loan Bank advances                                   2,854,876        5,248,400         4,881,244
                                                                      ----------     ------------       -----------
              Total interest expense                                  13,826,869       15,651,852        15,119,177
                                                                      ----------     ------------       -----------

Net Interest Income                                                    9,171,739        9,644,695         9,334,283
     Provision for loan losses                                           172,757          297,555           120,000
                                                                      ----------     ------------       -----------

Net Interest Income After Provision for Loan Losses                    8,998,982        9,347,140         9,214,283
                                                                      ----------     ------------       -----------

Other Income
     Net realized and unrealized gains (losses) on loans                 (61,074)         299,020          (159,727)
     Net realized gains on sales of available-for-sale securities        112,554          118,283
     Equity in losses of limited partnerships                           (514,003)        (681,426)         (596,009)
     Other income                                                        833,400          674,139           502,506
                                                                      ----------     ------------       -----------
              Total other income (loss)                                  370,877          410,016          (253,230)
                                                                      ----------     ------------       -----------

Other Expenses
     Salaries and employee benefits                                    2,724,332        2,247,436         1,718,974
     Net occupancy expenses                                              248,935          272,101           236,252
     Equipment expenses                                                  625,653          525,734           360,775
     Deposit insurance expense                                           187,775          193,672         1,724,734
     Data processing fees                                                657,991          581,087           312,794
     Professional fees                                                   200,796          237,819            68,745
     Director and committee fees                                         319,404          226,538           110,300
     Mortgage servicing rights amortization                              280,214           66,784            12,478
     Charitable contributions                                          2,022,567           31,912            17,704
     Other expenses                                                      842,197          702,305           540,539
                                                                      ----------     ------------       -----------
              Total other expenses                                     8,109,864        5,085,388         5,103,295
                                                                      ----------     ------------       -----------

Income Before Income Tax and Extraordinary Item                        1,259,995        4,671,768         3,857,758
     Income tax expense (benefit)                                         (6,894)       1,158,560           869,539
                                                                      ----------     ------------       -----------

Income Before Extraordinary Item                                       1,266,889        3,513,208         2,988,219
     Extraordinary item--early extinguishment of debt,
         net of income taxes of $98,583                                 (150,303)
                                                                      ----------     ------------       -----------

Net Income                                                            $1,116,586     $  3,513,208       $ 2,988,219
                                                                      ==========     ============       ===========

See notes to consolidated financial statements.

                 CONSOLIDATED SATEMENT OF COMPREHENSIVE INCOME

Year Ended December 31                                                1998               1997             1996
-------------------------------------------------------------------------------------------------------------------

Net income                                                            $1,116,586       $3,513,208        $2,988,219
                                                                      ----------       ----------        ----------

Other comprehensive income, net of tax
     Unrealized gains (losses) on securities
         available for sale
         Unrealized holding gains (losses) arising during
              the period, net of tax expense (benefit) of
              $(124,935), $404,318 and $(656)                           (190,478)         616,429             1,000
         Less:  Reclassification adjustment for gains
              included in net income, net of tax expense
              (benefit) of $44,583 and $46,852                            67,971           71,431
                                                                     -----------       ----------        ----------
                                                                        (258,449)         544,998             1,000
                                                                     -----------       ----------        ----------

Comprehensive income                                                 $   858,137       $4,058,206        $2,989,219
                                                                     ===========       ==========        ==========


See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                        Accumulated
                                             Common Stock                Other           Unearned
                                         Shares                        Retained        Comprehensive        ESOP
Outstanding                              Amount         Earnings        Income            Shares            Total
-----------------------------------------------------------------------------------------------------------------

Balances, January 1, 1996                                             $34,930,247                                      $ 34,930,247
Net income                                                              2,988,219                                         2,988,219
   Unrealized gains on securities,
     net of reclassification adjustment                                                   $   1,000                           1,000
                                         ---------   -----------      -----------          --------    -----------     ------------
Balances, December 31, 1996                                            37,918,466             1,000                      37,919,466
   Net income                                                           3,513,208                                         3,513,208
Unrealized gains on securities,
     net of reclassification adjustment                                                     544,998                         544,998
                                         ---------   -----------      -----------          --------    -----------     ------------

Balances, December 31, 1997                                            41,431,674           545,998                      41,977,672
   Net income                                                           1,116,586                                         1,116,586
   Unrealized losses on securities,
     net of reclassification adjustment                                                    (258,449)                       (258,449)
Stock issued in conversion,
     net of costs                        6,809,250   $66,879,373                                                         66,879,373
Stock contributed to
     charitable foundation                 200,000     2,000,000                                                          2,000,000
   Contribution of unearned
     ESOP shares                                                                                       $(5,607,400)      (5,607,400)
                                         ---------   -----------      -----------          --------    -----------     ------------

Balances, December 31, 1998              7,009,250   $68,879,373      $42,548,260          $287,549    $(5,607,400)    $106,107,782
                                         =========   ===========      ===========          ========    ===========     ============

See notes to consolidated financial statements.

Year Ended December 31                                                          1998             1997        1996
-----------------------------------------------------------------------------------------------------------------

Operating Activities
   Net income                                                               $  1,116,586      $  3,513,208       $2,988,219
   Adjustments to reconcile net income to net cash provided
     (used) by operating activities
     Provision for loan losses                                                   172,757           297,555          120,000
     Common stock contributed to Lincoln Federal Charitable Foundation         2,000,000
     Gain on sale of foreclosed real estate                                      (10,550)          (17,297)          (2,724)
     (Gain) loss on disposal of premises and equipment                            13,190                             (3,147)
     Investment securities accretion, net                                        (43,449)             (173)          (5,764)
     Investment securities gains                                                (112,554)         (118,283)
     Equity in losses of limited partnerships                                    514,003           681,426          596,009
     Amortization of net loan origination fees                                  (417,831)         (318,087)        (555,738)
     Depreciation and amortization                                               478,784           441,824          379,449
     Deferred income tax benefit                                                (890,363)          (48,394)        (165,948)
     Change in
       Loans held for sale                                                    19,502,357         1,353,983       (8,666,247)
       Interest receivable                                                      (240,098)          358,839          (20,227)
       Interest payable                                                          (45,003)          669,785          192,646
       Other liabilities                                                         313,544           242,329         (578,033)
       Other assets                                                               98,626           143,797          (80,935)
       Income taxes receivable/payable                                            98,386          (604,950)          14,400
                                                                             -----------       -----------       ----------
         Net cash provided (used) by operating activities                     22,548,385         6,595,562       (5,788,040)
                                                                             -----------       -----------       ----------

Investing Activities
   Net change in interest-bearing deposits                                                         595,000          100,000
   Purchases of securities available for sale                                (81,482,573)       (7,798,838)            (889)
   Proceeds from sales of securities available for sale                       21,088,545        54,532,285
   Proceeds from maturities of securities available for sale                   9,998,768         1,236,765
   Purchases of securities held to maturity                                                                     (11,429,375)
   Proceeds from maturities of securities held to maturity                     8,385,000         5,550,000        7,850,000
   Purchase of loans                                                                              (999,737)
   Other net changes in loans                                                 (6,920,309)      (20,033,888)     (11,425,829)
   Purchase of premises and equipment                                         (1,046,344)         (677,841)        (189,524)
   Proceeds from disposal of property and equipment                                                                   6,500
   Purchase of FHLB of Indianapolis stock                                                         (650,000)        (496,700)
   Proceeds from sale of foreclosed real estate                                  318,017           157,901           40,000
   Improvements to foreclosed real estate                                                             (151)         (10,294)
   Contribution to limited partnership                                          (195,000)         (200,000)        (200,000)
   Other investing activities                                                   (650,000)         (378,759)
                                                                             -----------       -----------       ----------
         Net cash provided (used) by investing activities                    (50,503,896)       31,332,737      (15,756,111)
                                                                             -----------       -----------       ----------

Financing Activities
   Net change in
     Noninterest-bearing, interest-bearing demand,
          money market and savings deposits                                    6,694,106         4,449,683        8,509,585
     Certificates of deposit                                                   1,463,861       (11,421,208)       6,197,171
   Proceeds from FHLB advances                                                15,000,000        73,400,000       94,700,000
   Repayment of FHLB advances                                                (51,872,693)      (94,496,337)     (85,403,916)
   Payment on note payable to limited partnership                               (488,500)         (488,500)        (488,500)
   Net change in advances by borrowers for taxes and insurance                  (163,560)         (213,140)        (358,426)
   Proceeds from sale of common stock, net of costs                           61,271,973
                                                                             -----------       -----------       ----------
         Net cash provided (used) by financing activities                     31,905,187       (28,769,502)      23,155,914
                                                                             -----------       -----------       ----------

Net Change in Cash and Cash Equivalents                                        3,949,676         9,158,797        1,611,763

Cash and Cash Equivalents, Beginning of Year                                  18,957,681         9,798,884        8,187,121
                                                                             -----------       -----------       ----------

Cash and Cash Equivalents, End of Year                                       $22,907,357       $18,957,681       $9,798,884
                                                                             ===========       ===========       ==========

Additional Cash Flows and Supplementary Information
   Interest paid                                                             $13,871,872       $14,982,067      $14,944,236
   Income tax paid                                                               686,500         1,814,998          994,087
   Loan balances transferred to foreclosed real estate                           365,108           110,767          102,087
   Securitization of loans and loans held for sale                            39,903,448        76,229,830
   Common stock issued to ESOP leveraged with an employee loan                 5,607,400
   Transfer of loans to loans held for sale                                   19,611,025         3,137,084
   Due to broker                                                              10,025,000

See notes to consolidated financial statements.

Note 1 -- Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Lincoln Bancorp ("Company") and its wholly owned subsidiary, Lincoln Federal Savings Bank ("Bank"), and the Bank's wholly owned subsidiary, L-F Service Corporation ("L-F Service"), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services in a single significant business segment. As a federally chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision.

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Central Indiana. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. L-F Service invests in low income housing partnerships.

Consolidation--The consolidated financial statements include the accounts of the Company and Bank after elimination of all material intercompany transactions and accounts.

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loan securitizations--The Company securitized certain mortgage loans and created mortgage-backed securities for sale in the secondary market. Because the resulting securities were collateralized by the identical loans previously held, no gain or loss was recognized at the time of the securitization transactions. When securitized loans are sold to an outside party, the specific-identification method is used to determine the cost of the security sold, and a gain or loss is recognized in income.

Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1998, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets which range from 3 to 39 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank (FHLB) system. The required investment in the common stock is based on a predetermined formula.

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

Mortgage servicing rights on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights, which include purchased servicing rights, are amortized in proportion to and over the period of estimated servicing revenues.

Investments in limited partnerships are recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.

Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

Earnings per share will be computed based upon the weighted average common and common equivalent shares outstanding during the period subsequent to the Bank's conversion to a stock savings bank on December 30, 1998. Net income per share for the periods before the conversion, is not meaningful.

Reclassifications of certain amounts in the 1997 and 1996 consolidated financial statements have been made to conform to the 1998 presentation.

Note 2 --      Conversion

On December 30, 1998, the Bank completed the conversion from a federally chartered mutual institution to a federally chartered stock savings bank and the formation of the Company as the holding company of the Bank. As part of the conversion, the Company issued 6,809,250 shares of common stock at $10 per share. Net proceeds of the Company's stock issuance, after costs of $1,213,000 and excluding the shares issued for the ESOP, were $61,272,000, of which $33,440,000 was used to acquire 100% of the stock and ownership of the Bank. The transaction was accounted for at historical cost in a manner similar to that utilized in a pooling of interests. In connection with the Conversion, the Company contributed 200,000 shares of common stock to Lincoln Federal Charitable Foundation, Inc. (the "Foundation"), a charitable foundation dedicated to community development activities in the Company's market areas. This resulted in the recognition of an additional $2,000,000 charitable contribution expense for the year ended December 31, 1998.

Note 3 --      Investment Securities

                                                                                      1998
                                                                                      ----
                                                                               Gross             Gross
                                                          Amortized         Unrealized        Unrealized         Fair
December 31                                                 Cost               Gains            Losses           Value
----------------------------------------------------------------------------------------------------------------------
Available for sale
     Federal agencies                                     $  15,598          $    72                           $  15,670
     Mortgage-backed securities
       Federal Home Loan Mortgage Corporation                31,939              970                              32,909
       Federal National Mortgage Corporation                  6,013               52                               6,065
       Collateralized mortgage obligations                   51,706                3              $  74           51,635
     Corporate obligations                                   23,544               59                606           22,997
                                                           --------           ------               ----         --------
          Total available for sale                          128,800            1,156                680          129,276
                                                           --------           ------               ----         --------
     Held to maturity
       Federal agencies                                       1,250               14                               1,264
                                                           --------           ------               ----         --------
          Total held to maturity                              1,250               14                               1,264
                                                           --------           ------               ----         --------
          Total investment securities                      $130,050           $1,170               $680         $130,540
                                                           ========           ======               ====         ========

                                                                                      1997
                                                                                      ----
                                                                               Gross             Gross
                                                          Amortized         Unrealized        Unrealized         Fair
December 31                                                 Cost               Gains            Losses           Value
----------------------------------------------------------------------------------------------------------------------
Available for sale
     Mortgage-backed securities
       Federal Home Loan Mortgage Corporation               $20,997              $862                          $21,859
       Federal National Mortgage Corporation                  7,498                42                            7,540
                                                            -------              ----              ---         -------
          Total available for sale                           28,495               904                           29,399
                                                            -------              ----              ---         -------

Held to maturity
     Federal agencies                                         9,635                 5              $25           9,615
                                                            -------              ----              ---         -------
          Total held to maturity                              9,635                 5               25           9,615
                                                            -------              ----              ---         -------

          Total investment securities                       $38,130              $909              $25         $39,014
                                                            =======              ====              ===         =======


The amortized cost and fair value of securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                            1998
                                 -----------------------------------------------------------
                                    Available for Sale                 Held to Maturity
                                    ------------------                 ----------------
                                 Amortized            Fair            Amortized         Fair
December 31                        Cost               Value             Cost            Value
---------------------------------------------------------------------------------------------
Within one year                                                       $   250          $   251
One to five years                                                       1,000            1,013
Five to ten years               $  15,598         $  15,670
Over ten years                     23,544            22,997
                                 --------          --------            ------           ------
                                   39,142            38,667             1,250            1,264
Mortgage-backed securities         89,658            90,609
                                 --------          --------            ------           ------

     Totals                      $128,800          $129,276            $1,250           $1,264
                                 ========          ========            ======           ======

Securities with a carrying value of $97,503,000 and $38,957,000 were pledged at December 31, 1998 and 1997 to secure FHLB advances.

Proceeds from sales of securities available for sale during the years ended December 31, 1998 and 1997 were $21,089,000 and $54,532,000. Gross gains of
$113,000 and $208,000 and gross losses of $0 and $90,000 for the years ended December 31, 1998 and 1997 were realized on those sales.

Note 4 -- Loans and Allowance

December 31                                       1998       1997
-------------------------------------------------------------------

Real estate mortgage loans
   One-to-four family                           $152,893   $205,976
   Multi-family                                    1,022      1,133
Real estate construction loans                     7,411      9,912
Commercial, industrial and agricultural loans     17,334     16,611
Consumer loans                                    22,014     20,558
                                                --------   --------
                                                 200,674    254,190
Less
   Undisbursed portion of loans                    2,348      2,504
   Deferred loan fees                                893      1,690
   Allowance for loan losses                       1,512      1,361
                                                --------   --------

Total loans                                     $195,921   $248,635
                                                ========   ========

Year Ended December 31                  1998         1997         1996
----------------------------------------------------------------------
Allowance for loan losses
     Balances, January 1             $ 1,361      $ 1,241      $ 1,121
     Provision for losses                173          298          120
     Recoveries on loans                 335
     Loans charged off                  (357)        (178)
     Balances, December 31           $ 1,512      $ 1,361      $ 1,241


Information on impaired loans is summarized below.

December 31                               1998       1997
-----------------------------------------------------------

Impaired loans with an allowance                    $1,083
Impaired loans for which the
   discounted cash flows or
   collateral value exceeds the
   carrying value of the loan               $300       499
                                            ----    ------

       Total impaired loans                 $300    $1,582
                                            ====    ======
Allowance for impaired loans
    (included in the Bank's
   allowance for loan losses)                         $237


Year Ended December 31              1998      1997    1996
----------------------------------------------------------

Average balance of
   impaired loans                    $951   $1,933   $3,177
Interest income recognized
   on impaired loans                    9       64      194
Cash-basis interest
   included above                       9       64      194


Note 5 --  Premises and Equipment

December 31                         1998      1997    1996
----------------------------------------------------------

Land                              $   881  $   881  $   493
Buildings and land
   improvements                     2,720    2,734    2,695
Furniture and equipment             1,778    1,490    1,240
Construction in progress              495
                                   ------   ------   ------
     Total cost                     5,874    5,105    4,428
Accumulated depreciation           (2,495)  (2,280)  (1,839)
                                   ------   ------   ------

     Net                           $3,379   $2,825   $2,589
                                   ======   ======   ======

Note 6 -- Investments In Limited Partnerships

The Company's investments in limited partnership of $2,387,000 and $2,706,000 at December 31, 1998 and 1997 represent equity in certain limited partnerships organized to build, own and operate apartment complexes. The Company records its equity in the net income or loss of the partnerships based on the Company's interest in the partnerships, which interests are 49.5 percent in Pedcor
Investments-1987-I (Pedcor) and 99 percent in Bloomington Housing Associates L.P. (Bloomington Housing). In addition to recording its equity in the losses of the partnerships, the Company has recorded the benefit of low income housing tax credits of $597,000 for the year ended December 31, 1998 and $655,000 for the years ended December 31, 1997 and 1996. Condensed combined financial statements of the partnerships are as follows:

December 31                               1998           1997
---------------------------------------------------------------

Assets
     Cash                                $   202        $   363
     Note receivable--limited partner      2,203          2,691
     Land and property                     9,339          9,716
     Other assets                          1,347          1,499
                                         -------        -------
       Total assets                      $13,091        $14,269
                                         =======        =======
Liabilities
   Notes payable                         $ 9,041        $ 9,536
   Other liabilities                         706            710
                                         -------        -------
       Total liabilities                   9,747         10,246
Partners' equity                           3,344          4,023
                                         -------        -------
       Total liabilities and
         partners' equity                $13,091        $14,269
                                         =======        =======


December 31                  1998         1997         1996
-------------------------------------------------------------
Condensed statement
   of operations

   Total revenue          $ 1,575      $ 1,677      $ 1,655

   Total expenses           2,644        2,633        2,438
                          -------      -------      -------
       Net loss           $(1,069)     $  (956)     $  (783)
                          =======      =======      =======

Note 7 -- Deposits

December 31                           1998       1997
--------------------------------------------------------

Noninterest-bearing
   demand deposits                  $  2,484   $  2,321
Interest-bearing demand                8,541      7,565
Money market savings deposits         32,942     26,002
Savings deposits                      20,582     21,967
Certificates and other time
   deposits of $100,000 or more       16,333     15,334
Other certificates and
   time deposits                     131,128    130,663
   Total deposits                   $212,010   $203,852

Certificates and other time deposits
maturing in years ending December 31

      1999                        $106,818
      2000                          28,963
      2001                           9,682
      2002                             773
      2003                           1,225
                                  $147,461

Note 8 --      Federal Home Loan Bank Advances

                                                    1998                         1997
                                                    ----                         ----
                                                        Weighted                   Weighted
                                                         Average                    Average
December 31                                Amount         Rate      Amount           Rate
-----------                                ------         ----      ------           ----

Maturities in years ending December 31

   1998                                                             $35,000          5.47%
   1999                                   $  7,000       5.21        %7,000          5.21
   2001                                                               3,750          6.15
   2002                                     10,000       5.67        12,700          5.81
   200                                       1,263       5.36         1,686          5.36
   2007                                                              10,000          6.67
   2008                                     15,000       5.53
                                           -------                  -------
                                           $33,263       5.50%      $70,136          5.71%
                                           =======                  =======


The Company has an available line of credit with the FHLB totaling $2,000,000. The line of credit expires September 9, 1999 and bears interest at a rate equal to the current variable advance rate. There were no drawings on this line of credit at December 31, 1998.

The FHLB advances are secured by first mortgage loans and investment securities totaling $245,344,000 and $238,781,000 at December 31, 1998 and 1997. Advances
are subject to restrictions or penalties in the event of prepayment.

During 1998, the Company prepaid FHLB advances of $16,450,000. The early repayments resulted in prepayment penalties of $150,000, net of income taxes of $99,000, which has been accounted for as an extraordinary item as required by generally accepted accounting principles.

Note 9 --      Note Payable

The note payable to Bloomington Housing dated August 18, 1992 in the original amount of $4,945,000 bears no interest so long as there exists no event of default. In the instance where an event of default has occurred, interest shall be calculated at a rate of five percent above the Indiana base rate as described in the note. The following table summarizes the payment terms of the note.

December 31

Payments due in years ending
1999                                               $   489
2000                                                   489
2001                                                   489
2002                                                   489
2003                                                   247
                                                       ---

                                                    $2,203
                                                    ======

Note 10 --     Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of these loans consist of the following:

December 31                1998      1997      1996
-----------------------------------------------------

Mortgage loan portfolio
   serviced for
FHLMC                     $82,815   $84,879   $36,660
Other investors            15,346        84       100
                          -------   -------   -------
                          $98,161   $84,963   $36,760
                          =======   =======   =======

The aggregate fair value of capitalized mortgage servicing rights at December 31, 1998 and 1997 totaled $605,000 and $530,000. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

December 31                       1998     1997     1996
---------------------------------------------------------

Mortgage Servicing Rights
   Balances, January 1            $ 530    $  85    $  49

   Servicing rights capitalized     355      512       48

   Amortization of
     servicing rights              (280)     (67)     (12)
                                  -----    -----    -----
   Balances, December 31          $ 605    $ 530    $  85
                                  =====    =====    =====

Note 11--  Income Tax

Year Ended December 31           1998        1997        1996
---------------------------------------------------------------
Income tax expense (benefit)
     Currently payable
          Federal               $   532     $   841     $   695
          State                     351         366         341
     Deferred
          Federal                  (881)        (58)       (163)
          State                      (9)         10          (3)
                                -------     -------     -------
           Total income tax
            expense (benefit)   $    (7)    $ 1,159     $   870
                                =======     =======     =======
Reconciliation of federal
   statutory to actual
   tax expense
   Federal statutory income
     tax at 34%                 $   428     $ 1,588     $ 1,312
   Effect of state
     income taxes                   226         248         223
   Tax credits                     (597)       (655)       (655)
   Other                            (64)        (22)        (10)
                                -------     -------     -------
       Actual tax expense
         (benefit)              $    (7)    $ 1,159     $   870
                                =======     =======     =======
   Effective tax rate               (.5)%      24.8%       22.6%

The components of the deferred tax asset are as follows at:

December 31                               1998             1997
---------------------------------------------------------------

Assets
   Depreciation                         $   38           $   18
   Allowance for loan losses               643              578
   Loan fees                                58              112
   Deferred director fees                  375              273
   Loss on limited partnerships            377              411
   Business tax credits                    549              294
   Charitable
   contributions                           591
   Other                                                     13
                                         -----            -----
    Total assets                         2,631            1,699
                                         =====            =====
Liabilities
   State income tax                         79               76
   FHLB stock dividends                     79               78
   Mortgage
   servicing rights                        250              213
   Securities available for sale           189              358
                                        ------           ------
      Total liabilities                    597              725
                                        ------           ------
                                        $2,034           $  974
                                        ======           ======

No valuation allowance was considered necessary at December 31, 1998 and 1997.

At December 31, 1998, the Company had an unused business income tax credit carryforward of $549,000 expiring in 2012 and a charitable contribution carryover of $1,739,000 expiring in 2003.

Income tax expense attributable to securities gains was $45,000 and $47,000 for years ended December 31, 1998 and 1997.

Retained earnings include approximately $5,928,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts at December 31, 1998 was approximately $2,348,000.

Note 12 --     Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

Financial instruments whose contract amount represents credit risk were as follows:

December 31                               1998       1997
---------------------------------------------------------

Loan commitments                         $21,293   $16,518
Standby letters of credit                    366       715

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

The Company and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 13 --     Year 2000

Like  all  entities,  the  Company  and its  subsidiary  are  exposed  to  risks associated  with the Year  2000  Issue,  which  affects  computer  software  and hardware; transactions with customers, vendors, and other entities; and equipment dependent upon microchips. The Company has begun, but not yet completed, the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company and subsidiary do business. If remediation efforts of the Company or third parties with which the Company and subsidiary do business are not successful, the Year 2000 Issue could have negative effects on the Company's financial condition and results of operations in the near term.

Note 14 --     Dividend and Capital Restrictions

The Office of Thrift Supervision ("OTS") regulations provide that savings associations which meet fully phased-in capital requirements and are subject only to "normal supervision", such as the Bank, may pay out, as a dividend, 100 percent of net income to date over the calendar year and 50 percent of surplus capital existing at the beginning of the calendar year without supervisory approval, but with 30 days prior notice to the OTS. OTS regulations also prohibit a savings association from declaring or paying any dividends if, as a result, the regulatory capital of the Association would be reduced below the minimum amount required to be maintained for the liquidation amount established in connection with the conversion. Any additional amount of capital distributions would require prior regulatory approval. Savings associations meeting current minimum capital requirements but not fully phased-in standards may, with 30 days prior notice but without prior approval, distribute up to 75 percent of net income if they meet the risk-based requirement on January 1, 1993. Savings associations failing to meet current capital standards may only pay dividends with supervisory approval.

At the time of conversion, a liquidation account was established in an amount equal to the Banks' net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Banks after conversion. In the event of a complete liquidation, and only in such event, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $42,800,000.

At December 31, 1998, the stockholder's equity of the Bank was $77,590,000, of which approximately $31,300,000 was available for the payment of dividends to the Company.

Note 15 --     Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 1998 and 1997, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 1998 and 1997 that management believes have changed the Bank's classification.

         The Bank's actual and required capital amounts and ratios are as follows:


                                                                              December 31, 1998
                                                                                 Required for              To Be Well
                                                       Actual                 Adequate Capital 1          Capitalized 1
                                                  Amount      Ratio           Amount       Ratio         Amount      Ratio
Total risk-based capital 1
   (to risk-weighted assets)                      $78,815     41.4%            $15,222     8.0%          $19,027      10.0%
Core capital 1
   (to adjusted tangible assets)                   77,303     21.1%             14,624     4.0%           21,935       6.0%
Core capital 1
   (to adjusted total assets)                      77,303     21.1%             14,624     4.0%           18,279       5.0%
1 As defined by regulatory agencies
                                                                              December 31, 1997
                                                                                 Required for              To Be Well
                                                       Actual                 Adequate Capital 1          Capitalized 1
                                                  Amount      Ratio           Amount       Ratio         Amount      Ratio
Total risk-based capital 1
   (to risk-weighted assets)                      $42,793     25.3%            $13,547     8.0%          $16,934      10.0%
Core capital 1
    (to adjusted tangible assets)                  41,432     12.9%              9,625     3.0%           19,250       6.0%
Core capital 1
   (to adjusted total assets)                      41,432     12.9%              9,625     3.0%           16,042       5.0%
1 As defined by regulatory agencies

The Bank's tangible capital at December 31, 1998 and 1997 was $77,303,000 and $41,432,000, which amounts were 21.1 and 12.9 percent of tangible assets and exceeded the required ratio of 1.5 percent.

Note 16 --     Employee Benefits

The Bank is a participant in a pension fund known as the Financial Institutions Retirement Fund ("FIRF"). This plan is a multi-employer plan. There was no pension expense or benefit for the year ended December 31, 1998. Pension expense (benefit) was $(26,000) and $70,000 for the years ended December 31, 1997 and 1996. This plan provides pension benefits for substantially all of the Bank's employees.

The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 50 percent for the first 5 percent of W-2 earnings contributed by participants. The Bank's expense for the plan was $29,000, $19,000 and $20,000 for the years ended December 31, 1998, 1997 and 1996.

As part of the conversion in 1998, the Company established an ESOP covering substantially all employees of the Company and Bank. The ESOP acquired 560,740 shares of the Company common stock at $10 per share in the conversion with funds provided by a loan from the Company. Accordingly, the $5,607,000 of common stock acquired by the ESOP is shown as a reduction of stockholders' equity. At Decmeber 31, 1998, the Company had 560,740 unearned ESOP shares with a fair value of $6,098,000. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares, which may be distributed to participants, or used to repay the loan are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company and Bank, are made to the ESOP. There was no expense under the ESOP for the year ended December 31, 1998. At December 31, 1998, the ESOP had no allocated shares, 560,740 suspense shares and no committed-to-be released shares.

In connection with the conversion, the Board of Directors approved a Stock Option Plan and a Recognition and Retention Plan ("RRP"). The Plans are subject to stockholders' approval. Under the stock option plan, stock options covering shares representing an aggregate of up to 10% of the common stock issued in the conversion may be granted to directors and executive officers. Restricted stock awards covering up to 4% of the common stock issued in the conversion may be awarded to directors and executive officers under the RRP.

Note 17 --     Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Securities--Fair values are based on quoted market prices.

Loans and Loans Held for Sale--The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Interest    Receivable/Payable--The    fair    value   of    accrued    interest
receivable/payable approximates carrying values.

Deposits--Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

FHLB Advances--The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar debt.

Note Payable--Limited Partnership--The fair value of the borrowing is estimated using a discounted cash flow calculation based on the prime interest rate.

Advance  Payments  by  Borrowers  for  Taxes  and   Insurance--The   fair  value
approximates carrying value.

Off-Balance Sheet Commitments--Commitments include commitments to originate mortgage and consumer loans and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.

         The estimated fair values of the Bank's financial instruments are as follows:

                                                                     1998                               1997
                                                          Carrying             Fair            Carrying          Fair
December 31                                                Amount              Value            Amount           Value
----------------------------------------------------------------------------------------------------------------------

Assets
Cash and
cash equivalents                                           $22,907           $22,907           $18,958          $18,958
   Securities available for sale                           129,276           129,276            29,399           29,399
   Securities held to maturity                               1,250             1,264             9,635            9,615
   Loans including loans held for sale, net                195,921           198,972           248,635          250,420
   Stock in FHLB                                             5,447             5,447             5,447            5,447
   Interest receivable                                       1,773             1,773             1,533            1,533

Liabilities
   Deposits                                                212,010           212,903           203,852          204,270
   Borrowings
     FHLB advances                                          33,263            33,409            70,136           69,753
     Note payable--limited partnership                        2,203             1,872             2,691            2,198
   Interest payable                                          1,109             1,109             1,154            1,154
   Advances by borrowers for taxes and insurance               560               560               723              723

Note 18 --     Condensed Financial Information
(Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                             Condensed Balance Sheet

December 31                                                               1998
--------------------------------------------------------------------------------
Assets
   Short-term interest-bearing
     deposit with subsidiary                                            $ 27,900
   Investment in common stock
     of subsidiary                                                        77,590
   Deferred income tax                                                       591
   Other assets                                                              126
                                                                        --------
       Total assets                                                     $106,207
                                                                        --------
Liabilities--other                                                      $     99
Stockholders' Equity                                                     106,108
                                                                        --------

   Total liabilities and stockholders' equity                           $106,207
                                                                        ========


                         Condensed Statement of Income

Year Ended December 31                                                    1998
--------------------------------------------------------------------------------

Income
     Interest income on short-term
       interest-bearing deposit with subsidiary                         $   215
Expenses
     Interest expense                                                       206
     Charitable contribution                                              2,000
                                                                        -------
          Total expenses                                                  2,206
                                                                        -------
Loss before income tax benefit
   and equity in undistributed
   income of subsidiary                                                  (1,991)
Income tax benefit                                                         (677)
                                                                        -------
Loss before equity in
   undistributed income of subsidiary                                    (1,314)
Equity in undistributed
   income of subsidiary                                                   2,431
                                                                        -------
Net Income                                                              $ 1,117
                                                                        =======

                        Condensed Statement of Cash Flows

Year Ended December 31                                                    1998
--------------------------------------------------------------------------------
Operating Activities
     Net income                                                        $  1,117
     Adjustments to reconcile net income to net cash
       provided (used) by operating activities
         Charitable contribution of Company's common stock                2,000
         Deferred income tax benefit                                       (591)
         Other                                                           (2,458)
                                                                       --------
              Net cash provided by operating activities                      68

Investing Activity--capital contribution to subsidiary                  (33,440)

Financing Activity--proceeds from sale of common stock, net of costs     61,272
                                                                       --------

Short-term Interest-bearing Deposit with Subsidiary at End of Year     $ 27,900
                                                                       ========

Additional Cash Flow and Supplementary Information

     Common stock issued to ESOP leveraged with an employee loan       $  5,607

Board of Directors
                                  T. Tim Unger
                              Chairman of the Board
                      President and Chief Executive Officer

      Lester N. Bergum, Jr.                              David E. Mansfield
            Attorney                                 Administrative Supervisor,
                                                         Marthon Oil Company

        W. Thomas Harmon                                 John C. Milholland
    Co-owner, Crawfordsville                         Principal, Frankfort Senior
Town and Country Homecenter, Inc.                            High School

         Jerry Holifield                                  Edward E. Whalen
   Superintendent, Plainfield                             Banker (Retired)
  Community School Corporation

        Wayne E. Kessler                                    John L. Wyatt
        Farmer (Retired)                            District Agent, Northwestern
                                                    Mutal Life Insurance Company
Officers of Lincoln Bancorp

            T. Tim Unger                                 John M. Baer
       Chairman of the Board,                       Secretary and Treasurer
President and Chief Executive Officer

Officers of Lincoln Federal Savings Bank

   T. Tim Unger               Edward E. Whalen             John M. Baer
President and Chief         Chairman of the Board      Chief Financial Officer,
 Executive Officer                                     Secretary and Treasurer

         Lester N. Bergum, Jr. (age 50) is an attorney and partner with the firm of Robison, Robison, Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

         W. Thomas Harmon (age 59) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

         Jerry Holifield (age 57) has been the Superintendent of the Plainfield Community School Corporation since 1991.

         Wayne  E.  Kessler  (age  68)  has  been  a  self-employed   farmer  in
Crawfordsville, Indiana since 1949. Mr. Kessler is currently semi-retired.

         David E. Mansfield (age 56) is an Administrative Supervisor for Marathon Oil Company where he has worked since 1973.

         John C. Milholland (age 62) has been Principal of Frankfort Senior High School in Frankfort, Indiana since 1989.

         T. Tim Unger (age 58) has been President and Chief Executive Officer of Lincoln Federal since January, 1996. Before then, Mr. Unger served as President and Chief Executive Officer of Summit Bank of Clinton County from 1989 through 1995.

         Edward E. Whalen (age 70) retired as President and Chief Executive Officer of Lincoln Federal in 1996. Mr. Whalen was employed by Lincoln Federal for 36 years and has served on the board of directors since 1961. He currently serves as Chairman of the Board of the Bank.

         John L. Wyatt (age 62) is a District Agent for Northwestern Mutual Life Insurance Company where he has been employed since 1960.

                            SHAREHOLDER INFORMATION

         The Holding Company's common stock, without par value ("Common Stock"), is listed on the NASDAQ National Market System under the symbol "LNCB" The Holding Company shares began to trade on December 30, 1998. The high and low bid prices for the period December 30, 1998 to March 25, 1999, were $11.44 and $10.19, respectively. Since the Holding Company has no independent operation or other subsidiaries to generate income, Lincoln Federal's ability to accumulate earnings for the payment of cash dividends to shareholders directly depends upon the ability of Lincoln Federal to pay dividends to the Holding Company and upon the earnings on Lincoln Federal's investment securities. On March 1, 1999, there were 1,262 shareholders of record.

         Under current federal income tax law, dividend distributions to the Holding Company, to the extent that such dividends paid are from the current or accumulated earnings and profits of Lincoln Federal (as calculated for federal income tax purposes), will be taxable as ordinary income to the Holding Company and will not be deductible by Lincoln Federal. Any dividend distributions in excess of current or accumulated earnings and profits will be treated for federal income tax purposes as a distribution from Lincoln Federal's accumulated bad debt reserves, which could result in increased federal income tax liability for Lincoln Federal. Moreover, Lincoln Federal may not pay dividends to the Holding Company if such dividends would result in the impairment of the liquidation account established in connection with the Conversion.

         Generally, there is no OTS regulatory restriction on the payment of dividends by the Holding Company unless there is a determination by the Director of the OTS that there is reasonable cause to believe that the payment of dividends constitutes a serious risk to the financial safety, soundness or stability of Lincoln Federal. The FDIC also has authority under current law to prohibit a financial institution from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of the financial institution. Indiana law, however, would prohibit the Holding Company from paying a dividend if, after giving effect to the payment of that dividend, the Holding Company would not be able to pay its debts as they become due in the usual course of business or the Holding Company's total assets would be less than the sum of its total liabilities plus preferential rights of holders of preferred stock, if any.

                            Stock Price      Dividends
Month Ended              High        Low     Per Share
December 31, 1998       $11.25     $10.625       ---

Transfer Agent and Registrar
The Fifth Third Bank
Corporate Trust Operations
38 Fountain Square Plaza, MD - 1090F5
Cincinnati, Ohio 45202
(513) 579-5320 or (800) 837-2755

GENERAL COUNSEL
Barnes & Thornburg
11 South Meridian Street
Indianapolis, Indiana  46204

INDEPENDENT AUDITOR

Olive LLP
201 N. Illinois Street, Suite 700S
Indianapolis, Indiana  46204

SHAREHOLDERS AND GENERAL INQUIRIES

     The Company filed an Annual Report on Form 10-K for its fiscal year ended December 31, 1998 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

     T. Tim Unger
     President and Chief Executive Officer
     Lincoln Bancorp
     1121 East Main Street
     P.O. Box 510
     Plainfield, Indiana 46168-0510

     Chairman...............................................Edward E. Whalen
     President/CEO..........................................T. Tim Unger
     CFO/Secretary/Treasurer................................John M. Baer
     Vice President.........................................Maxwell O. Magee
     Technology/Operations Manager..........................Roger S. Chalkley
     Human Resource Officer.................................Diana L. Rumbaugh
     Compliance Officer.....................................Sidnye Georgette
     Marketing Director.....................................Angela S. Coleman
     Secondary Marketing....................................J. Gary Fraley
     Avon Branch Manager....................................Melissa A. Yetter
     Brownsburg Branch Manager..............................Paul L. Ross II
     Crawfordsville Branch Manager/VP.......................Donald A. Peterson
     Frankfort Branch Manager...............................Deborah L. Graves
     Mooresville Branch Officer/AVP.........................Rebecca S. Henderson
     Plainfield Branch Manager..............................Sonja R. White
     Loan Officer/VP........................................James W. Hiatt
     Loan Officer/VP........................................Jay H. Oxley
     Commercial Loan Officer/AVP............................M. Steve Johnson
     Loan Servicing Manager.................................Patti A. Wilcher
     Collections Manager....................................Tonda L. Mucho
     Financial Analyst......................................Andrew J. LoCascio
     Accounting Supervisor..................................Helen Deary


                                   Plainfield
                               1121 E. Main Street
                                  P.O. Box 510
                              Plainfield, IN 46168
                                  317-839-6539

                                   Brownsburg
                               975 E. Main Street
                                  P.O. Box 127
                              Brownsburg, IN 46112
                                  317-852-3134

                                      Avon
                              7648 E. US Highway 36
                                 Avon, IN 46168
                                  317-272-0467

                                 Crawfordsville
                                134 S. Washington
                                  P.O. Box 624
                            Crawfordsville, IN 47933
                                  765-362-0200

                                    Frankfort
                              1900 E. Wabash Street
                                  P.O. Box 236
                               Frankfort, IN 46041
                                  765-654-8742

                                   Mooresville
                               590 S. State Rd. 67
                              Mooresville, IN 46158
                                  317-834-4100